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                                                                   EXHIBIT 2(a)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated September 10, 1995, between UJB Financial Corp., a New Jersey business corporation ("UJB"), and The Summit Bancorporation, a New Jersey business corporation ("Summit").

                              W I T N E S S E T H :

         WHEREAS, the respective boards of directors of UJB and Summit deem it advisable and in the best interests of their respective shareholders to merge Summit into UJB ("Merger") pursuant to the laws of the State of New Jersey and this Agreement and Plan of Merger ("Agreement");

         WHEREAS, the Board of Directors of UJB and Summit have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of their respective business strategies and goals;

         WHEREAS, to effectuate the Merger, the parties hereby adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code");

         WHEREAS, UJB and Summit intend on the date after the date of this Agreement and in consideration of this Agreement to enter into the UJB Stock Option Agreement (the "UJB Option Agreement") attached hereto as Exhibit A and the Summit Stock Option Agreement (the "Summit Option Agreement"; and together with the UJB Option Agreement, the "Option Agreements") attached hereto as Exhibit B; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Option Agreements, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                               GENERAL PROVISIONS

         Section 1.01.      The Merger.

         (a) Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as defined at Section 1.06), Summit shall be merged with and into UJB pursuant to and in accordance with the provisions of, and with the effect provided in, the New Jersey

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Business Corporation Act, as amended ("New Jersey Act") (UJB as the surviving corporation being hereinafter sometimes referred to as the "Surviving Corporation").

         Section 1.02. Capital Stock of UJB. All shares of the capital stock of UJB outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding immediately thereafter.

         Section 1.03. Terms of Conversion of Summit Capital Stock.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of Summit:

           (1)(A) All shares of the Common Stock, no par value, of Summit ("Summit Common") which immediately prior to the Effective Time are either owned beneficially by UJB or a subsidiary of UJB (other than Summit Common held in a fiduciary capacity or as a result of debts previously contracted), if any, or held in the treasury of Summit, if any, shall be canceled and retired and no cash, securities or other consideration shall be paid or delivered under this Agreement in exchange for such Summit Common; and

              (B) Subject to Sections 1.03(a)(1)(A) and 1.08, each share of Summit Common outstanding immediately prior to the Effective Time shall be converted in accordance with the New Jersey Act into .9 shares ("Exchange Ratio") of the Common Stock, par value $1.20 per share, of UJB ("UJB Common").

           (2)(A) All shares of $25 stated value Adjustable Rate Cumulative Preferred Stock of Summit ("Summit Preferred") which immediately prior to the Effective Time are either owned beneficially by UJB or a subsidiary of UJB (other than Summit Preferred held in a fiduciary capacity or as a result of debts previously contracted), if any, or held in the treasury of Summit, if any, shall be canceled and retired and no cash, securities or other consideration shall be paid or delivered under this Agreement in exchange for such Summit Preferred; and

              (B) Subject to Section 1.03(a)(2)(A), each share of Summit Preferred outstanding immediately prior to the Effective Time shall be converted into one share of $25 stated value Adjustable Rate Cumulative Preferred Stock of UJB ("UJB Preferred"), a class of UJB Preferred Stock containing the same relative rights, preferences and limitations as the Summit Preferred.

         (b) UJB Common and UJB Preferred are sometimes collectively referred to herein as "UJB Stock" and Summit Common and Summit Preferred are sometimes collectively referred to herein as "Summit Stock".

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         (c) In the event that, from the date hereof to the Effective Time, the outstanding UJB Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or there occurs other like changes in the outstanding shares of UJB Stock, the Exchange Ratio and, if necessary, the form and amount of UJB capital stock issuable in the Merger in exchange for Summit Stock shall be appropriately adjusted.

         Section 1.04. Reservation of UJB Stock; Issuance of Shares Pursuant to the Merger. UJB shall reserve and make available for issuance to holders of Summit Stock in connection with the Merger, on the terms and subject to the conditions of this Agreement, sufficient shares of UJB Stock (which shares, when issued and delivered, will be duly authorized, legally and validly issued, fully paid and non-assessable and subject to no preemptive rights). The shares of UJB Stock to be issued in accordance with this Agreement are sometimes referred to herein as the "Shares". Upon the terms, and subject to the conditions of this Agreement, including the conversion of Summit Common according to the Exchange Ratio, UJB shall issue the Shares upon consummation of the Merger to holders of Summit Stock.

         Section 1.05. Exchange Agent Arrangements. Prior to the Effective Time, UJB shall appoint First Chicago Trust Company of New York, or another entity reasonably satisfactory to Summit, as the exchange agent ("Exchange Agent") responsible for exchanging, in connection with and upon consummation of the Merger and subject to Sections 1.03 and 1.08, certificates representing whole shares of UJB Common ("UJB Common Certificates") and cash in lieu of fractional shares of UJB Common for certificates representing shares of Summit Common ("Summit Common Certificates") and certificates representing shares of UJB Preferred ("UJB Preferred Certificates") for certificates representing shares of Summit Preferred ("Summit Preferred Certificates") and, upon consummation of the Merger, UJB shall deliver to the Exchange Agent sufficient UJB Common Certificates and UJB Preferred Certificates (collectively, the "UJB Certificates") and cash as shall be required to satisfy UJB's obligations to holders of Summit Common hereunder with respect to fractional shares of UJB Common.

         Section 1.06. Effective Time. The Merger shall be effective at the hour and on the date ("Effective Time") specified in the Certificate of Merger of UJB and Summit required by this Agreement to be filed with the Secretary of State of the State of New Jersey in accordance with Section 14A:10-4.1 of the New Jersey Act ("Certificate of Merger"), but the Effective Time so specified shall not be later than 12:01 a.m. on the day immediately following the day the Certificate of Merger is filed. UJB shall file the Certificate of Merger as promptly as practicable following the Closing (as defined at Section 9.01) but in no event later than one business day following the Closing Date (as defined at Section 9.01).

         Section 1.07. Exchange of Summit Certificates.

         (a) After the Effective Time, each holder (except UJB to the extent provided in Section 1.03(a)(1)(A) or 1.03(a)(2)(A)) of Summit Certificates, upon surrender of such Summit

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Certificates to the Exchange Agent, shall be entitled to receive in exchange therefor, as the case may be, a UJB Common Certificate representing the number of whole shares of UJB Common such holder is entitled to receive pursuant to the conversion effected by Section 1.03 and the terms of Section 1.08 and the cash payment (by check) such holder may be entitled, pursuant to Section 1.08, to receive in lieu of a fractional share of UJB Common, or a UJB Preferred Certificate representing the number of shares of UJB Preferred such holder is entitled to receive pursuant to Section 1.03. Until so surrendered, outstanding Summit Certificates held by each holder of Summit Stock, other than Summit Stock not converted pursuant to Section 1.03(a)(1)(A) or 1.03(a)(2)(A), shall be deemed for all purposes, other than as provided below with respect to unsurrendered Summit Certificates and UJB's right to refuse payment of dividends or other distributions, if any, in respect of UJB Stock, to represent, as the case may be, either the number of whole shares of UJB Common into which the shares of Summit Common have been converted and the right to receive cash in lieu of fractional shares of UJB Common, if any, as provided in Section 1.08, or the number of shares of UJB Preferred into which the shares of Summit Preferred have been converted. Until so surrendered, UJB may, at its option, refuse to pay to the holders of Summit Certificates dividends or other distributions, if any, payable to holders of UJB Stock; provided, however, that upon surrender and exchange of Summit Certificates there shall be paid to such holders the amount, without interest, of dividends and other distributions, if any, which became payable prior thereto but which were not paid.

         (b) Holders of Summit Certificates as of the Effective Time shall cease to be, and shall have no further rights as, shareholders of Summit.

         (c) As promptly as practicable after the Effective Time UJB shall cause the Exchange Agent to send to each holder of Summit Certificates instructions and transmittal materials for use in surrendering and exchanging Summit Certificates. If Summit Certificates are properly presented to the Exchange Agent, UJB shall cause the Exchange Agent to cancel and exchange them for UJB Certificates and, where appropriate, cash payments in lieu of fractional shares, if any.

         (d) At and after the Effective Time there shall be no transfers on the stock transfer books of Summit of the shares of Summit Stock which were outstanding immediately prior to the Effective Time.

         Section 1.08. Fractional Shares. All Summit Common held in the aggregate by each Summit shareholder shall be multiplied by the Exchange Ratio to determine the number of shares of UJB Common each such Summit shareholder is entitled to receive in the Merger. Each Summit shareholder shall be entitled to receive a UJB Common Certificate for the number of whole shares of UJB Common resulting from such multiplication. Each Summit shareholder shall be entitled to receive cash in lieu of any fractional share of UJB Common resulting from such multiplication in an amount ("Cash In Lieu Amount") determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the UJB Common Price on the last business day preceding the Effective Time. The "UJB Common Price" shall mean the closing price of one

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share of UJB Common on the New York Stock Exchange--Composite Transactions List
(as reported in The Wall Street Journal or, in the absence thereof, by any other authoritative source). The Shares and any Cash In Lieu Amounts payable in the Merger are sometimes collectively referred to herein as the "Merger Consideration".

         Section 1.09. Restated Certificate of Incorporation and By-Laws. The Restated Certificate of Incorporation of UJB in force immediately prior to the Effective Time, amended to provide for the name of the Surviving Corporation to be "Summit Bank Corp.", or, if not permissible in any relevant jurisdiction, "Summit Bancorporation", and amended further to provide for a class of Preferred Stock designated the "$25 stated value Adjustable Rate Cumulative Preferred Stock" and having relative rights, preferences and limitations identical to those of the Summit Preferred, shall be the Restated Certificate of Incorporation of the Surviving Corporation, except as duly amended thereafter and except to the extent such is affected by the Certificate of Merger. In addition to the Certificate of Merger required to be filed by UJB pursuant to
Section 1.06, UJB shall file as an additional document together with the Certificate of Merger a Restated Certificate of Incorporation containing the provisions of UJB's Restated Certificate of Incorporation in effect on the date hereof amended as provided in the first sentence of this Section 1.09. The By-Laws of UJB in force immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, except as duly amended thereafter.

         Section 1.10. Board of Directors and Officers.

         (a) The UJB Board of Directors shall take or cause to be taken all action necessary to cause the directors comprising the full Board of Directors of UJB at the Effective Time to include six persons designated prior to the Effective Time by the Board of Directors of Summit from among those persons serving as Summit directors on the date hereof and who continue to serve as Summit directors through the Effective Time (the "Summit Designees"). UJB shall take all action necessary to provide that the term of two of the Summit Designees as a director of UJB shall expire at the first annual meeting of UJB shareholders held after the Effective Time, and to provide that the remaining four Summit Designees be divided evenly between the other two classes of directors. One of the Summit Designees shall be, so long as he is able to serve, Robert G. Cox, who shall be designated to the class of director whose term expires at the third annual meeting of UJB shareholders held after the Effective Time. Subject to the provisions of UJB's Restated Certificate of Incorporation and By-Laws regarding director qualifications, all Summit Designees shall be nominated to serve at least one full term of three years in the class of Directors to which they are initially elected by the Board of Directors of UJB. UJB agrees not to increase the number of directors above the 13 directorships existing on the date hereof but Summit agrees UJB may fill any vacancies occurring prior to the Effective Time. If required by the New Jersey Act, all six Summit Designees shall stand for reelection as UJB directors, subject to the provisions of UJB's Restated Certificate of Incorporation then in effect, at the first annual meeting of UJB shareholders held after the Effective Time.

         (b) The President of the Surviving Corporation shall be the person who on the date

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hereof is serving as the President of Summit, provided such person is serving in such capacity immediately prior to the Effective Time, and the remaining officers of the Surviving Corporation shall consist of the officers of UJB immediately prior to the Effective Time plus such other persons serving as officers of Summit immediately prior to the Effective Time as UJB and Summit shall mutually designate.

         (c) The directors and officers of the Surviving Corporation provided for in this Section 1.10 shall serve as such for the terms prescribed in the Restated Certificate of Incorporation and By-Laws of UJB, or otherwise as provided by law or until their earlier deaths, resignation or removal.

         Section 1.11. Summit Stock Incentive and Stock Option Plans. At the Effective Time, each stock option relating to Summit Common ("Summit Options") outstanding on the date hereof pursuant to the Summit Stock Incentive Plan, the Summit 1995 Stock Incentive Plan and the Summit 1995 Director Stock Option Plan ("Summit Stock Award Plans") shall be deemed to constitute, and shall automatically be converted in accordance with the Exchange Ratio into, stock options relating to UJB Stock ("UJB Options") and each UJB Option shall be administered in accordance with the terms and conditions provided for in the Summit Stock Award Plan under which the corresponding Summit Option was granted and the stock option agreement by which it was evidenced, including terms and provisions regarding exercisability. The number of shares of UJB Stock covered by each UJB Option shall be the number of shares of UJB Stock which would have been issued in the Merger if the shares of Summit Stock subject to the corresponding Summit Option were issued and outstanding immediately prior to the Effective Time; provided, however, that the number of shares of UJB Stock that may be purchased upon exercise of a UJB Option shall not include any fractional share interest but shall be rounded down to the next lower full share. The exercise price per share of UJB Stock subject to a UJB Option shall equal the exercise price per share of Summit Stock subject to the corresponding Summit Option so converted divided by the Exchange Ratio (subject to any adjustments provided for in this Agreement). In addition, holders of exercisable UJB Options shall be permitted during such time as the UJB Option is exercisable, in lieu of purchasing the UJB Common subject to the UJB Option, to elect to receive the number of shares of UJB Common (rounded down to the nearest whole share) equal in market value to the amount obtained by multiplying (a) times (b), where (a) is the difference obtained by subtracting the exercise price of the underlying UJB Option from the market value of a share of UJB Common on the date the election is made, and (b) is the number of shares of UJB Common with respect to which the election has been made. For purposes of the foregoing sentence, the market value of a share of UJB Common shall be the average of the high and low sales prices of a share of UJB Common as reported on the New York Stock Exchange--Composite Transactions List (by The Wall Street Journal or, in the event of its unavailability, by any other authoritative source) on the date the election is made. As soon as practicable after the Effective Time, UJB shall issue to the holders of such Summit Options appropriate instruments confirming the rights of such holders with respect to UJB Stock, on the terms and conditions provided by this Section 1.11, upon surrender of the outstanding instruments representing such Summit Options; provided, however, that UJB shall not be obligated to issue any such confirming

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instruments which relate to the issuance of UJB Stock, or issue any shares of
UJB Stock, until such time as the shares of UJB Stock issuable upon exercise of UJB Options shall have been registered with the Securities and Exchange Commission (the "SEC") pursuant to an effective registration statement and authorized for listing on the New York Stock Exchange and for sale by any appropriate state securities regulators, which UJB shall use its best efforts to effect as promptly as practicable, but in no event more than 30 days, after the Effective Time. UJB shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the UJB Options remain outstanding. At or prior to the Effective Time, UJB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of UJB Common for delivery upon exercise of UJB Options.

         Section 1.12. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Summit acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Summit or otherwise, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of Summit, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         Section 1.13. Unclaimed Merger Consideration. If, upon the expiration of one year following the Effective Time, Merger Consideration remains with the Exchange Agent due to the failure of Summit Shareholders to surrender and exchange Summit Certificates for Merger Consideration, UJB may, at its election, continue to retain the Exchange Agent for purposes of the surrender and exchange of Summit Certificates or take possession of such unclaimed Merger Consideration, in which such latter case, Summit Shareholders who have theretofore failed to surrender and exchange Summit Certificates shall thereafter look only to UJB for payment of the Merger Consideration and the unpaid dividends and distributions on the UJB Stock constituting some or all of the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of UJB, Summit, the Exchange Agent or any other person shall be liable to any former holder of shares of Summit Stock for any property properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         Section 1.14. Lost Summit Certificates. In the event any Summit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Summit Certificate to be lost, stolen or destroyed and, if required by UJB, the posting by such person of a bond in such amount as UJB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Summit Certificate, the Exchange Agent will

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issue in exchange for such lost, stolen or destroyed Summit Certificate the
Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SUMMIT

         Summit represents and warrants to UJB as follows:

         Section 2.01. Organization, Capital Stock.

         (a) Each of Summit and its nonbank subsidiaries, including the nonbank subsidiaries of bank subsidiaries (the term "subsidiary", as used in this Agreement, shall mean any corporation or other organization of which 25% or more of the shares or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other group performing similar functions with respect to such corporation or other organization is directly or indirectly owned), all of which are listed, together with their respective states of incorporation, on Summit Schedule 2.01(a), is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, qualified to transact business in and in good standing under the laws of all jurisdictions where the failure to be so qualified would be likely to have a material adverse effect on (i) the business, results of operations, assets or financial condition of Summit and its subsidiaries on a consolidated basis, or (ii) the ability of Summit to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (a "Summit Material Adverse Change"). However, a Summit Material Adverse Change will not include a change resulting from a change in law, rule, regulation or generally accepted or regulatory accounting principles, or from any other matter affecting banking institutions or their holding companies generally. Each of Summit and its subsidiaries has all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease its properties, to occupy its premises and to engage in its business and activities as presently engaged in, and each has complied in all material respects with all applicable laws, regulations and orders.

         (b) Summit is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act").

         (c) Summit or one of its subsidiaries is the holder and beneficial owner of all of the outstanding capital stock of all of Summit's direct and indirect nonbank subsidiaries.

         (d) (1) The authorized capital stock of Summit consists of 50,000,000 shares of Common Stock, each of no par value, and 12,000,000 shares, each of no par value, of Preferred Stock, and as of the date hereof:

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                   (A) 33,820,043 shares of Summit Common are outstanding,
         33,904,528 shares of Summit Common are issued, and 504,000 shares of Summit Preferred are outstanding,

                   (B) 7,793,505 shares of Summit Common are reserved for issuance pursuant to the Employee Stock Purchase Plan of Summit dated March 21, 1989, the Summit Stock Award Plans, Summit's obligations under the Crestmont Financial Corp. Stock Compensation Plan (the "Crestmont Plan") and the Summit Dividend Reinvestment and Stock Purchase Plan (collectively, the "Summit Stock Plans") and pursuant to Summit's obligations under the Agreement and Plan of Merger between Summit and Garden State Bancshares, Inc. dated June 14, 1995 (the "Garden State Agreement"). No other shares of Summit Common are reserved for issuance;

                   (C) 250,000 shares of Series B Junior Participating Preferred Stock, no par value (the "Summit Series B Preferred Stock"), are reserved for issuance in connection with the Summit Rights Agreement, dated as of January 16, 1990, as amended (the "Summit Rights Agreement"). No other shares of Summit Preferred Stock are reserved for issuance; and

                   (D) 84,485 shares of Summit Common are held by Summit in its treasury as issued but not outstanding or canceled Summit Common.

              (2) All issued shares of the capital stock of Summit and of each of its nonbank subsidiaries have been fully paid, were duly authorized and validly issued, are non-assessable and have been issued pursuant to an effective registration statement and current prospectus under the Securities Act of 1933 (the "Securities Act") or an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder.

             (3) Except as set forth above in this Section 2.01(d) or in Section 2.01(a), except for director and employee stock options outstanding under the Summit Stock Award Plans, except for Summit Common issuable in connection with the Summit Stock Plans and the Garden State Agreement, and except for the Summit Series B Preferred Stock issuable in connection with the Summit Rights Agreement, there are no other Equity Securities of Summit or any subsidiary of Summit outstanding, in existence, the subject of an agreement or reserved for issuance.

               (4) "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other Equity Securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other Equity Securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other Equity Securities.

               (5) All plans of Summit for the granting of stock options, stock appreciation rights or other securities or derivative securities to directors or employees, and any amendments thereto,

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have been duly approved by the shareholders of Summit in accordance with the shareholder approval requirements of the Code and Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). All such plans are set forth on Summit Schedule 2.01(d) as well as all material information in the aggregate relating to outstanding awards thereunder, including director and employee stock options (including without limitation date of grant, exercise price, number of shares, whether incentive or nonqualified under the Code, any noncustomary terms or provisions), dividend units (including without limitation units outstanding, payment amounts or rates, accruals), performance share units (including without limitation units outstanding, performance goals, payment amounts or rates) and unvested restricted stock.

         (e) Summit owns no bank subsidiary other than Summit Bank ("Bank")("bank" is hereby defined to include commercial banks, savings banks, private banks, trust companies, savings and loan associations, building and loan associations and similar institutions receiving deposits and making loans). Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of New Jersey. Bank is duly authorized to conduct all activities and exercise all powers contemplated by applicable laws of the State of New Jersey, is an insured bank as defined in the Federal Deposit Insurance Act, and has all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease its properties and assets, to occupy its premises, and to engage in its business and activities as presently engaged in, and has complied in all material respects with all applicable laws, regulations and orders.

         (f) The authorized and outstanding capital stock of Bank is as set forth on Summit Schedule 2.01(f). Summit is the holder and beneficial owner of all shares of the issued and outstanding capital stock of Bank. All issued and outstanding shares of the capital stock of Bank have been fully paid, were duly authorized and validly issued, are non-assessable, and were not issued in violation of the preemptive rights of any shareholder. No options covering the capital stock of Bank, warrants to purchase or contracts to issue capital stock of Bank, or any other contracts, presently exercisable rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from Summit or any of its subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of Bank are outstanding, in existence, or the subject of an agreement except for the Garden State Agreement.

         (g) All Equity Securities of its direct and indirect subsidiaries beneficially owned by Summit or a subsidiary of Summit are held free and clear of any claims, liens, encumbrances or security interests.

         Section 2.02. Financial Statements. The financial statements and schedules contained or incorporated in (a) Summit's annual report to shareholders for the fiscal year ended December 31, 1994, (b) Summit's annual report on Form 10-K pursuant to the Exchange Act for the fiscal year ended December 31, 1994, (c) Summit's quarterly reports on Form 10-Q pursuant to the Exchange Act for the fiscal quarters ended March 31, 1995 and June 30, 1995, and
(d) Bank's regulatory call reports in 1995 (the "Summit Financial Statements") are true and correct in all

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material respects as of their respective dates and each fairly presents
(subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in accordance with generally accepted accounting principles in the case of the reports listed in clauses (a), (b) and (c), and in accordance with regulatory accounting principles in the case of the reports listed in clause (d), the consolidated statements of condition, income, changes in stockholders' equity and cash flows of Summit and its subsidiaries at its respective date and for the period to which it relates. Except as may otherwise be described therein or in related notes or in the accountants' reports thereon, the Summit Financial Statements were prepared in accordance with generally accepted accounting principles in the case of the reports listed in clauses (a),
(b) and (c), and in accordance with regulatory accounting principles in the case of the reports listed in clause (d). The Summit Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the Summit Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

         Section 2.03. No Conflicts. Summit and each of its subsidiaries is not in, and has received no notice of, violation or breach of, or default under, nor will the execution, delivery and performance of this Agreement by Summit, or the consummation of the transactions contemplated hereby including the Merger by Summit upon the terms provided herein (assuming receipt of the Required Consents, as that term is defined in Section 4.01), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the material rights, permits, licenses, assets or properties of Summit or any of its subsidiaries or upon any of the Equity Securities of Summit or any of its subsidiaries, or constitute an event which could, with the lapse of time, action or inaction by Summit or any of its subsidiaries or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

         (a) the Certificate of Incorporation or the By-Laws of Summit or any of its subsidiaries;

         (b) any applicable law, statute, rule, ruling, determination, ordinance or regulation of or agreement with any governmental or regulatory authority;

         (c) any judgment, order, writ, award, injunction or decree of any court or other governmental authority; or

         (d) any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement or other instrument;

to which Summit or any of its subsidiaries is a party or by which Summit or any of its subsidiaries or any of their assets or properties are bound or committed, the consequences of which individually or in the aggregate would be likely to result in a Summit Material Adverse Change, or enable any person to enjoin the transactions contemplated hereby.

         Section 2.04. Absence of Undisclosed Liabilities. To the best knowledge of Summit management, Summit and its subsidiaries have no liabilities, whether contingent or absolute, direct or indirect, matured or unmatured (including but not limited to liabilities for federal, state and local taxes, penalties, assessments, lawsuits or claims against Summit or any of its subsidiaries), and no loss contingency (as defined in Statement of Financial Accounting Standards No. 5), other than (a) those reflected in the Summit Financial Statements or disclosed in the notes thereto, (b) commitments made by Summit or any of its subsidiaries in the ordinary course of its business which are not in the aggregate material in frequency or amount to Summit and its subsidiaries, taken as a whole, and (c) liabilities arising in the ordinary course of its business since December 31, 1994, which are not in the aggregate material in frequency or amount to Summit and its subsidiaries, taken as a whole. Neither Summit nor any of its subsidiaries has, since June 30, 1995, become obligated on any debt due in more than one year from the date of this Agreement in excess of $10,000,000, other than intra-corporate debt and deposits received, repurchase agreements and borrowings from the Federal Reserve Bank of New York or the Federal Home Loan Bank of New York entered into in the ordinary course of business.

         Section 2.05. Absence of Litigation; Agreements with Bank Regulators. There is no outstanding order, injunction or decree of any court or governmental or self-regulatory body against or affecting Summit or its subsidiaries which materially and adversely affects Summit and its subsidiaries, taken as a whole, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to Summit and its subsidiaries, taken as a whole, pending or, to Summit's knowledge, threatened, against or involving Summit or any of its subsidiaries or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency, except as disclosed in the Forms 10-K and 10-Q of Summit referred to in Section 2.02 and in Summit Schedule 2.05. Neither Bank nor Summit is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of directors resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to material statutory or regulatory noncompliance discovered in any regulatory examinations, its capital adequacy, its credit or reserve policies or its management. Neither Bank nor Summit has been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing. Neither Bank nor Summit has failed to resolve to the satisfaction of the applicable regulatory agency any significant deficiencies cited by any such agency in its most recent examinations of each aspect of Bank's and Summit's business.

         Section 2.06. Brokers' Fees. Summit has entered into this Agreement with UJB as a result of direct negotiations without the assistance or efforts of any finder, broker, financial advisor or investment banker, other than Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette").

Summit Schedule 2.06 consists of true and complete copies of all agreements between Summit and Keefe, Bruyette with respect to the transactions contemplated by this Agreement.

         Section 2.07. Material Filings. At the time of filing, all filings made by Summit and its subsidiaries after December 31, 1991 with the SEC and the appropriate bank regulatory authorities do not or did not contain any untrue statement of a material fact and do not or did not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Summit has timely made all filings required by the Securities Act and the Exchange Act and Bank has timely made all filings required by applicable Federal and state banking laws.

         Section 2.08. Corporate Action. Assuming due execution and delivery by UJB, and subject to the requisite approval by the shareholders of Summit of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Summit's Certificate of Incorporation and the New Jersey Act at a meeting of such holders to be duly called and held, Summit has the corporate power and is duly authorized by all necessary corporate action to execute, deliver and perform this Agreement. The Board of Directors of Summit has taken all action required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement of Summit enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws of general applicability presently or hereafter in effect affecting the enforcement of creditors' rights generally. The Board of Directors of Summit in authorizing the execution of this Agreement has determined, at the date of this Agreement, to recommend to the shareholders of Summit the approval of this Agreement, the Merger and the other transactions contemplated hereby.

         Section 2.09. Absence of Changes. There has not been, since December 31, 1994, any Summit Material Adverse Change. Except as disclosed in Summit
Schedule 2.09, neither Summit nor any of its subsidiaries has, (a) since June 30, 1995: (i) declared, set aside or paid any dividend or other distribution in respect of its capital stock, other than dividends from subsidiaries to Summit or other subsidiaries of Summit and an ordinary cash dividend of $.21 per share, or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock held by persons other than Summit and its subsidiaries; (ii) incurred material current liabilities since that date other than in the ordinary course of business; (iii) sold, exchanged or otherwise disposed of any of their assets except in the ordinary course of business; (iv) entered into any transactions which in the aggregate exceeded $10,000,000 other than in the ordinary course of business; or (v) acquired the assets or capital stock of another company, except in a fiduciary capacity or in the course of securing or collecting loans or leases and except pursuant to the Garden State Agreement, and, (b) since the date of the most recent proxy statement made any officers' salary increase or wage increase, entered into any employment, consulting, severance or change of control contract with any present or former director, officer or salaried employee, or instituted any employee or director welfare, bonus, stock option, profit-sharing, retirement, severance or other benefit plan or arrangement or modified any of the foregoing so as to increase its obligations thereunder in any material respect other than in the ordinary course of business consistent with past practices.

         Section 2.10. Allowance for Loan and Lease Losses. At June 30, 1995 and thereafter the allowance for loan and lease losses of Summit and its subsidiaries are adequate in all material respects to provide for all losses on loans and leases outstanding and, to the best of Summit's knowledge, the loan and lease portfolios of Summit in excess of such allowances are collectible in the ordinary course of business.

         Section 2.11. Taxes and Tax Returns. Neither Summit nor any of its subsidiaries has at any time filed a consent pursuant to Section 341(f) of the Code or consented to have the provisions of Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Summit or any of its subsidiaries. None of the property being acquired by UJB or its subsidiaries in the Merger is property which UJB or its subsidiaries will be required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code. Proper and accurate amounts have been withheld from employees by Summit and each of its subsidiaries for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state and local law. Proper and accurate federal, state and local returns have been timely filed by Summit and each of its subsidiaries for all periods for which returns were due, including with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provision therefor has been included on the books of Summit or its appropriate subsidiary. Neither Summit nor any of its subsidiaries is required to file tax returns with any state other than the State of New Jersey and the Commonwealth of Pennsylvania. Provision has been made on the books of Summit or its appropriate subsidiary for all unpaid taxes, whether or not disputed, that may become due and payable by Summit or any of its subsidiaries in future periods in respect of transactions, sales or services previously occurring or performed. The Internal Revenue Service ("IRS") has audited the consolidated federal income tax returns of Summit for all taxable years ended on or prior to December 31, 1993 and the State of New Jersey has audited the New Jersey income tax returns of Summit and its subsidiaries for all taxable years ended on or prior to December 31, 1993. Neither Summit nor any of its subsidiaries is subject to an audit or review of its tax returns by any state other than the State of New Jersey and the Commonwealth of Pennsylvania. Summit is not and has not been a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Summit nor any of its subsidiaries is currently a party to any tax sharing or similar agreement with any third party. There are no material matters, assessments, notices of deficiency, demands for taxes, proceedings, audits or proposed deficiencies pending or, to Summit's knowledge, threatened against Summit or any of its subsidiaries and there have been no waivers of statutes of limitations or agreements related to assessments or collection in respect of any federal, state or local taxes. Neither Summit nor any of its subsidiaries has agreed to or is required to make any material adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by Summit or any of its subsidiaries, and neither Summit nor any of its subsidiaries has any knowledge that the IRS has proposed any such material adjustment or change in accounting method. Summit and its subsidiaries have complied in all material respects with all requirements relating to information reporting and withholding (including back-up withholding) and other requirements relating to the reporting of interest, dividends and other reportable payments under the Code and state and local tax laws and the regulations promulgated thereunder and other requirements relating to reporting under federal law including record keeping and reporting on monetary instruments transactions.

         Section 2.12. Properties. Summit, directly or through its subsidiaries, has good and marketable title to all of its properties and assets, tangible and intangible, including those reflected in the most recent consolidated balance sheet included in the Summit Financial Statements (except individual properties and assets disposed of since that date in the ordinary course of business), which properties and assets are not subject to any mortgage, pledge, lien, charge or encumbrance other than as reflected in the Summit Financial Statements or which in the aggregate do not materially adversely affect or impair the operation of Summit and its subsidiaries taken as a whole. Summit and each of its subsidiaries enjoys peaceful and undisturbed possession under all material leases under which it or any of its subsidiaries is the lessee, where the failure to enjoy such peaceful and undisturbed possession would be likely to have a material adverse effect on Summit and its subsidiaries taken as a whole.

         Section 2.13. Condition of Properties; Insurance. All real and tangible personal properties owned by Summit or any of its subsidiaries or used by Summit or any of its subsidiaries in its business are in a good state of maintenance and repair, are in good operating condition, subject to normal wear and tear, conform in all material respects to all applicable ordinances, regulations and zoning laws, and are adequate for the business conducted by Summit or such subsidiary subject to exceptions which are not, in the aggregate, material to Summit and its subsidiaries, taken as a whole. Summit and each of its subsidiaries maintains insurance (with companies which, to the best of Summit's knowledge, are authorized to do business in New Jersey) against loss relating to such properties in amounts which are customary, usual and prudent for corporations or banks, as the case may be, of their size. Such policies are in full force and effect and are disclosed on Summit Schedule 2.13.

         Section 2.14. Contracts.

         (a) Except as set forth in Summit Schedule 2.14(a), neither Summit nor any of its subsidiaries is a party to and neither they nor any of their assets are bound by any written or oral lease or license with respect to any property, real or personal, as tenant or licensee involving an annual consideration in excess of $1,000,000.

         (b) Except as set forth in Summit Schedule 2.14(b), neither Summit nor any of its subsidiaries is a party to and neither they nor any of their assets is bound by any written or oral: (i) employment or severance contract (including, without limitation, any collective bargaining contract or union agreement) which is not terminable without penalty by Summit or a subsidiary, as appropriate, on 60 days' or less notice; (ii) contract or commitment for capital expenditures in excess of $2,000,000 in the aggregate for any one project or in excess of $20,000,000 in the aggregate for all projects; (iii) contract or commitment whether or not made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving consideration in excess of $1,000,000 (including advertising and consulting agreements, data processing agreements, and retainer agreements with attorneys, accountants, actuaries, or other professionals); (iv) contract or option to purchase or sell any real or personal property other than OREO property involving consideration in excess of $2,000,000; or (v) other contracts material to the business of Summit and its subsidiaries taken as a whole and not made in the ordinary course of business.

         (c) Neither Summit nor any of its subsidiaries is a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which, in the reasonable opinion of management of Summit, is materially adverse, onerous, or harmful to any aspect of the business of Summit and its subsidiaries taken as a whole.

         Section 2.15. Pension and Benefit Plans.

         (a) Neither Summit nor any of its subsidiaries maintains an employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or has made any contributions to any such employee pension benefit plan, except employee pension benefit plans listed in Summit Schedule 2.15(a) (individually a "Summit Plan" and collectively the "Summit Plans"). In its present form each Summit Plan complies in all material respects with all applicable requirements under ERISA and the Code. Each Summit Plan and the trust created thereunder is qualified and exempt under Sections 401(a) and 501(a) of the Code, and Summit or the subsidiary whose employees are covered by such Summit Plan has received from the IRS a determination letter to that effect. No event has occurred and to the knowledge of Summit there has been no omission or failure to act which would adversely affect such qualification or exemption. Each Summit Plan has been administered and communicated to the participants and beneficiaries in all material respects in accordance with its terms and ERISA. Except as disclosed in Summit Schedule 2.15(a), no employee of Summit or any subsidiary whose employees are covered by a Summit Plan has engaged in any action or, to the knowledge of Summit, has failed to act in such manner that, as a result of such action or failure, a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under such Summit Plan or has been misled as to his or her rights under such Summit Plan. Except as disclosed in Summit Schedule 2.15(a), no Summit Plan is subject to Section 412 of the Code or Title IV of ERISA. No person has engaged in any prohibited transaction involving any Summit Plan or associated trust within the meaning of Section 406 of ERISA or Section 4975 of the Code. There are no pending or threatened claims (other than routine claims for benefits) against the Summit Plans or any fiduciary thereof which would subject Summit or any of its subsidiaries to a material liability. All reports, filings, returns and disclosures required to be made to the participants and beneficiaries, other employees, the PBGC, the SEC, the IRS, the U.S. Department of Labor or any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports, filings, returns and disclosures were true and correct in all material respects. No material liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. Except as disclosed in Schedule 2.15(a), there are no unfunded benefit or pension plans or arrangements, whether qualified or not, to which Summit or any of its subsidiaries has any obligation to contribute. There has been no change in control of any Summit Plan since the last effective date of any such change of control disclosed to UJB in Schedule 2.15(a).

         (b) All bonus, deferred compensation, profit-sharing, retirement, pension, stock option, stock award and stock purchase plans and all other employee benefit plans, including medical, major medical, disability, life insurance or dental plans covering employees generally maintained by Summit or any of its subsidiaries other than Summit Plans (collectively "Benefit Plans") comply in all material respects with all applicable requirements imposed by the Securities Act, the Exchange Act, ERISA, the Code, and all applicable rules and regulations thereunder. Benefit Plans with an annual cost in excess of $5,000,000 are listed on Summit Schedule 2.15(b). The Benefit Plans have been administered and communicated to the participants and beneficiaries in all material respects in accordance with their terms and ERISA, and no employee of Summit or any of its subsidiaries has engaged in any action or, to the knowledge of Summit, has failed to act in such manner that, as a result of such action or failure, a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under the Benefit Plans or has been misled as to their rights under the Benefit Plans. There are no pending or threatened claims (other than routine claims for benefits) against the Benefit Plans which would subject Summit or any of its subsidiaries to a material liability. Any trust which is intended to be tax-exempt has received a determination letter from the IRS to that effect and no event has occurred which would adversely affect such exemption. All reports, filings, returns and disclosures required to be made to the participants and beneficiaries, other employees of Summit or any of its subsidiaries, the PBGC, the SEC, the IRS, the U.S. Department of Labor and any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation, if any, have been made in a timely manner and all such reports, filings, returns and disclosures were true and correct in all material respects. No material liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements.

         Section 2.16. Fidelity Bonds. Since at least January 1, 1989, Summit and each of its subsidiaries has continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of its size and business. Neither Summit nor any of its subsidiaries is aware of any facts which would form the basis of a claim or claims under such bonds aggregating in excess of the applicable deductible amounts under such bonds. Neither Summit nor any of its subsidiaries has reason to believe that its respective fidelity coverage will not be renewed by its carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Summit's and its subsidiaries' past claim experience.

         Section 2.17. Labor Matters. To the knowledge of Summit, hours worked by and payment made to employees of Summit and each of its subsidiaries have not been in violation of the Fair Labor Standards Act or any applicable law dealing with such matters; and all payments due from Summit and each of its subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Summit or its appropriate subsidiary except for any immaterial noncompliance. Summit is in compliance with all other laws and regulations relating to the employment of labor, including all such laws and regulations relating to collective bargaining, discrimination, civil rights, safety and health, plant closing (including the Worker Adjustment Retraining and Notification Act), workers' compensation and the collection and payment of withholding and Social Security and similar taxes, except for any immaterial noncompliance. No labor dispute, strike or other work stoppage has occurred and is continuing or is threatened with respect to Summit or any of its subsidiaries. To the knowledge of Summit, no employee of Summit or any of its subsidiaries has been terminated, suspended, disciplined or dismissed under circumstances that are likely to result in a material liability. No employees of Summit or any of its subsidiaries are unionized nor has such union representation been requested by any group of employees or any other person within the last two years. There are no organizing activities involving Summit pending with, or, to the knowledge of Summit, threatened by, any labor organization or group of employees of Summit.

         Section 2.18. Books and Records. The minute books of Summit and each of its subsidiaries contain complete and accurate records of and fairly reflect all actions taken at all meetings and accurately reflect all other corporate action of the shareholders and the boards of directors and each committee thereof. The books and records of Summit and each of its subsidiaries fairly and accurately reflect the transactions to which Summit and each of its subsidiaries is or has been a party or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

         Section 2.19. Concentrations of Credit. No customer or affiliated group of customers (i) is owed by Summit or any subsidiary of Summit an aggregate amount equal to more than 10% of the shareholders' equity of Summit or such subsidiary (including deposits, other debts and contingent liabilities) or (ii) owes to Summit or any of its subsidiaries an aggregate amount equal to more than 10% of the shareholders' equity of Summit or such subsidiary (including loans and other debts, guarantees of debts of third parties, and other contingent liabilities).

         Section 2.20. Trademarks and Copyrights. Neither Summit nor any of its subsidiaries has received notice or otherwise knows that the manner in which Summit or any of its subsidiaries conducts its business including its current use of any material trademark, trade name, service mark or copyright violates asserted rights of others in any trademark, trade name, service mark, copyright or other proprietary right.

         Section 2.21. Environmental Matters.

         (a) Except as disclosed in the Forms 10-K and 10-Q of Summit referred to in Section 2.02 hereof, to the knowledge of Summit:

         (1) No Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on (1) any property now owned, occupied, leased or held or managed in a representative or fiduciary capacity ("Present Property") by Summit or any of its subsidiaries, (2) any property previously owned, occupied, leased or held or managed in a representative or fiduciary capacity ("Former Property") by Summit or any of its subsidiaries during the time of such previous ownership, occupancy, lease; holding or management or (3) any Participation Facility (as hereinafter defined) during the time that Summit or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility, where such storage, treatment, dumping, spilling, disposing, discharging, releasing or depositing would have a material adverse effect on Summit and its subsidiaries, taken as a whole;

         (2) Neither Summit nor any of its subsidiaries has disposed of, or arranged for the disposal of, Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances from a Participation Facility during the time that Summit or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility, where such disposal or arranging for disposal would have a material adverse effect on Summit and its subsidiaries, taken as a whole;

         (3) No Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property (as hereinafter defined), where such storage, treatment, dumping, spilling, disposing, discharging, releasing, depositing or violation would have a material adverse effect on Summit and its subsidiaries, taken as a whole, nor is there, with respect to any such Loan Property, any violation of environmental law which could materially adversely affect the value of such Loan Property to an extent which could prevent or delay Summit or any of its subsidiaries from recovering the full value of its loan in the event of a foreclosure on such Loan Property.

         (b) Neither Summit nor any subsidiary (i) is aware of any investigations contemplated, pending or completed by any environmental regulatory authority with respect to any

Present Property, Former Property, Loan Property or Participation Facility, (ii) has received any information requests from any environmental regulatory authority, or (iii) been named as a potentially responsible or liable party in any Superfund, Resource Conservation and Recovery Act, Toxic Substances Control Act or Clean Water Act proceeding or other equivalent state or federal proceeding.

         (c) As used in this Agreement, (a) "Participation Facility" shall mean any property or facility of which the relevant person or entity (i) has at any time participated in the management or (ii) may be deemed to be or to have been an owner or operator, (b) "Loan Property" shall mean any real property in which the relevant person or entity holds a security interest in an amount greater than $50,000 and (c) "Hazardous Substances" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants and any related materials or substances specified in any applicable Federal or state law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (ii) friable asbestos, polychlorinated biphenyls, urea formaldehyde, and petroleum and petroleum-containing products and wastes.

         Section 2.22 Accounting, Tax and Regulatory Matters. Neither Summit nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Internal Revenue Code or (ii) materially impede or delay receipt of any approval referred to in Section 4.01 or the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF UJB

         UJB represents and warrants to Summit as follows:

         Section 3.01. Organization; Capital Stock.

         (a) UJB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with authorized capital stock consisting of 130,000,000 shares of Common Stock, each of par value $1.20, of which, as of the date hereof, 57,561,452 shares were outstanding and 8,638,483 shares were reserved for issuance pursuant to the employee stock option and performance stock plans of UJB, UJB's Dividend Reinvestment and Stock Purchase Plan, UJB's Savings Incentive Plan and UJB's obligations under the Agreement and Plan of Merger dated August 1, 1995 between UJB and The Flemington National Bank and Trust Company (the "Flemington Agreement"), and 4,000,000 shares of Preferred Stock, each without par value, of which 600,166 shares of Series B Adjustable Rate Cumulative Preferred Stock ($50 stated value) were outstanding and 600,000 shares of Series R Preferred Stock were reserved for issuance pursuant to UJB's Shareholder Rights Plan. All outstanding shares of UJB's capital stock have been fully paid, were duly and validly issued, and are non-assessable.

         (b) UJB is qualified to transact business in and is in good standing under the laws of all jurisdictions where the failure to be so qualified would have a material adverse effect on (i) the business, results of operations, assets or financial condition of UJB and its subsidiaries on a consolidated basis or (ii) the ability of UJB to perform its obligations under, and to consummate the transactions contemplated by this Agreement (a "UJB Material Adverse Change"). However, a UJB Material Adverse Change will not include a change resulting from a change in law, rule, regulation or generally accepted or regulatory accounting principles, or from any other matter affecting banking institutions or their holding companies generally. The bank subsidiaries of UJB are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization. UJB and its bank subsidiaries have all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease their respective properties, occupy their respective premises, and to engage in their respective businesses and activities as presently engaged in. UJB is duly registered as a bank holding company under the Bank Holding Company Act.

         (c) All issued shares of the capital stock of UJB and of each of its bank subsidiaries have been fully paid, were duly authorized and validly issued, are non-assessable, have been issued pursuant to an effective registration statement and current prospectus under the Securities Act or an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder. UJB or one of its subsidiaries is the holder and beneficial owner of all of the outstanding capital stock of its bank subsidiaries. No options covering capital stock of UJB (excluding board of trade and exchange traded standardized options) or any of its bank subsidiaries, warrants to purchase or contracts to issue capital stock of UJB or any of its bank subsidiaries, or any other contracts, presently exercisable rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from UJB or any of its subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of UJB or any of its bank subsidiaries are outstanding, in existence, or the subject of an agreement, except for employee stock options granted under stock option plans of UJB, UJB Stock issuable pursuant to UJB's Dividend Reinvestment and Stock Purchase Plan, UJB Savings Incentive Plan, 1993 Incentive Stock and Option Plan, the Flemington Agreement and employee stock options outstanding on the date hereof, Series
R Preferred Stock issuable pursuant to the UJB Shareholder Rights Plan and capital stock of United Jersey Bank ("UJ Bank") issuable in connection with the merger of New Jersey Savings Bank into UJ Bank and in connection with the merger contemplated by the Flemington Agreement.

         Section 3.02. Financial Statements. The financial statements and schedules contained or incorporated in UJB's (a) annual report to shareholders for the fiscal year ended December 31, 1994, (b) annual report on Form 10-K pursuant to the Exchange Act for the fiscal year ended December 31, 1994, (c) quarterly reports on Form 10-Q pursuant to the Exchange Act for the fiscal quarters ended March 31, 1994 and June 30, 1994, and (d) news release, Second Quarter

Report to shareholders and bank regulatory call report relating to financial results for the fiscal quarter ended June 30, 1995 (the "UJB Financial Statements") are true and correct in all material respects as of their respective dates and each fairly presents (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in accordance with generally accepted accounting principles (except for regulatory accounting principles in the case of the bank regulatory call report), the consolidated balance sheets, statements of income, statements of shareholders' equity and statements of cash flows of UJB and its subsidiaries at its respective date and for the period to which it relates. Except as may otherwise be described therein or in the related notes or in the accountants' reports thereon, the UJB Financial Statements were prepared in accordance with generally accepted accounting principles (except for regulatory accounting principles in the case of the bank regulatory call report) consistently applied. The UJB Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the UJB Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

         Section 3.03. No Conflicts. UJB and each of it bank subsidiaries is not in, and has received no notice of, violation or breach of, or default under, nor will the execution, delivery and performance of this Agreement by UJB, or the consummation of the Merger by UJB upon the terms and conditions provided herein (assuming receipt of the Required Consents), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any rights, permits, licenses, assets or properties material to UJB and its subsidiaries, taken as a whole, or upon any of the capital stock of UJB, or constitute an event which could, with the lapse of time, action or inaction by UJB or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

         (a) the Restated Certificate of Incorporation or the By-Laws of UJB;

         (b) any applicable law, statute, rule, ruling, determination, ordinance, or regulation of any governmental or regulatory authority;

         (c) any judgment, order, writ, award, injunction, or decree of any court or other governmental authority; or

         (d) any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement, or other instrument;


to which UJB is a party or by which UJB or any of its assets or properties are bound or committed, the consequences of which individually or in the aggregate would be a UJB Material Adverse Change, or enable any person to enjoin the transactions contemplated hereby.

         Section 3.04. Absence of Undisclosed Liabilities. To the best knowledge of UJB management, UJB and its subsidiaries have no liabilities, whether contingent or absolute, direct or indirect, matured or unmatured (including but not limited to liabilities for federal, state and local taxes, penalties, assessments, lawsuits or claims against UJB or any of its subsidiaries), and no loss contingency (as defined in Statement of Financial Accounting Standards No.
5), material in the aggregate to UJB and its subsidiaries, taken as a whole, other than (a) those reflected in the UJB Financial Statements or disclosed in the notes thereto, (b) commitments made by UJB or any of its subsidiaries in the ordinary course of its business which are not in the aggregate material in frequency or amount to UJB and its subsidiaries, taken as a whole, and (c) liabilities arising in the ordinary course of its business since December 31, 1994 which are not in the aggregate material in frequency or amount to UJB and its subsidiaries, taken as a whole.

         Section 3.05. Absence of Litigation; Agreements with Bank Regulators. There is no outstanding order, injunction, or decree of any court or governmental or self-regulatory body against or affecting UJB or its subsidiaries which materially and adversely affects UJB and its subsidiaries, taken as a whole, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to UJB and its subsidiaries, taken as a whole, pending or, to UJB's knowledge, threatened, against or involving UJB or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency, except as disclosed in the Forms 10-K and 10-Q of UJB referred to in Section 3.02. Neither UJB nor any bank subsidiary of UJB is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of directors resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management. Neither UJB nor any bank subsidiary of UJB, has been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing. UJB and the bank subsidiaries of UJB have resolved to the satisfaction of the applicable regulatory agency any significant deficiencies cited by any such agency in its most recent examinations of each aspect of UJB or such bank subsidiary's business except for any examinations received within 30 days of the date hereof.

         Section 3.06. Brokers' Fees. UJB has entered into this Agreement with Summit as a result of direct negotiations without the assistance or efforts of any finder, broker, financial advisor or investment banker, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") UJB Schedule 3.06 consists of true and complete copies of all agreements between UJB and Merrill Lynch with respect to the transactions contemplated by this Agreement.

         Section 3.07. Material Information. At the time of filing, all filings made by UJB and its subsidiaries after December 31, 1991 with the SEC and appropriate bank regulatory authorities do not or did not contain any untrue statement of a material fact and do not or did not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. UJB has timely made all filings required by the Securities Act and the Exchange Act.

         Section 3.08. Corporate Action. Assuming due execution and delivery by each of the other parties thereto, and subject to the approval by the shareholders of UJB of this Agreement, the Merger and the other transactions contemplated hereby in accordance with UJB's Restated Certificate of Incorporation and the New Jersey Act at a meeting of such holders to be duly called and held, UJB has the corporate power and is duly authorized by all necessary corporate action to execute, deliver, and perform this Agreement (except that no separate corporate action has been taken with respect to the merger referred to in Section 5.18). The Board of Directors of UJB has taken all action required by law, its Restated Certificate of Incorporation, its By-Laws or otherwise to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement of UJB enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, moratorium or other similar laws of general applicability presently or hereafter in effect affecting the enforcement of creditors' rights generally. The Board of Directors of UJB in authorizing the execution of this Agreement has determined at the date of this Agreement to recommend to the shareholders of UJB the approval of this Agreement, the Merger and the other transactions contemplated hereby.

         Section 3.09. Absence of Changes. There has not been, since December 31, 1994, any UJB Material Adverse Change.

         Section 3.10. Allowance for Loan and Lease Losses. At June 30, 1995 and thereafter, the allowances for loan and lease losses of UJB and its subsidiaries are adequate in all material respects to provide for all losses on loans and leases outstanding, and to the best of UJB's knowledge, the loan and lease portfolios of UJB and its subsidiaries in excess of such allowances are collectible in the ordinary course of business.

         Section 3.11. Taxes and Tax Returns. Proper and accurate federal, state and local returns have been timely filed by UJB and each of its bank subsidiaries for all periods for which returns were due, including with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provision therefor has been included on the books of UJB or its appropriate subsidiary. Provision has been made on the books of UJB or its appropriate bank subsidiary for all unpaid taxes, whether or not disputed, that may become due and payable by UJB or any of its subsidiaries in future periods in respect of transactions, sales or services previously occurring or performed. UJB is not and has not been a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither UJB nor any of its bank subsidiaries is currently a party to any tax sharing or similar agreement with any third party. There are no material matters, assessments, notices of deficiency, demands for taxes, proceedings, audits or proposed deficiencies pending or, to UJB's knowledge, threatened against UJB or any of its bank subsidiaries and there have been no waivers of statutes of limitations or agreements related to assessments or collection in respect of any federal, state or local taxes. Neither UJB nor any of its subsidiaries has agreed to or is required to make any adjustment pursuant to
Section 481(a) of the Code by reason of a change in accounting method initiated by UJB or any of its subsidiaries, and neither UJB nor any of its bank subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method. UJB and its subsidiaries have complied in all material respects with all requirements relating to information reporting and withholding (including back-up withholding) and other requirements relating to the reporting of interest, dividends and other reportable payments under the Code and state and local tax laws and the regulations promulgated thereunder and other requirements relating to reporting under federal law including record keeping and reporting on monetary instruments transactions.

         Section 3.12. Properties. UJB, directly or through its subsidiaries, has good and marketable title to all of its properties and assets, tangible and intangible, including those reflected in the most recent consolidated balance sheet included in the UJB Financial Statements (except properties and assets disposed of since that date in the ordinary course of business and OREO property disposed of since that date, which properties and assets are not subject to any mortgage, pledge, lien, charge or encumbrance other than as reflected in the UJB Financial Statements or which in the aggregate do not materially adversely affect or impair the operation of UJB and its subsidiaries taken as a whole). UJB and each of its subsidiaries enjoys peaceful and undisturbed possession under all material leases under which it or any of its subsidiaries is the lessee, where the failure to enjoy such peaceful and undisturbed possession would be likely to have a material adverse effect on UJB and its subsidiaries taken as a whole.

         Section 3.13. Condition of Properties; Insurance. All real and tangible personal properties owned by UJB or any of its subsidiaries or used by UJB or any of its subsidiaries in its business are in a good state of maintenance and repair, are in good operating condition, subject to normal wear and tear, conform in all material respects to all applicable ordinances, regulations and zoning laws, and are adequate for the business conducted by UJB or such subsidiary subject to exceptions which are not, in the aggregate, material to UJB and its subsidiaries, taken as a whole. UJB and each of its subsidiaries maintains insurance (with companies which, to the best of UJB's knowledge, are authorized to do business in New Jersey) against loss relating to such properties in amounts which are customary, usual and prudent for corporations or banks, as the case may be, of their size. Such policies are in full force and effect.

         Section 3.14. Non-bank Subsidiaries. The non-bank subsidiaries of UJB did not, taken in the aggregate, constitute a "significant subsidiary" of UJB, as that term is defined in Rule 1-02(v) of Regulation S-X of the SEC (17 CFR
Section 210.1-02(v)), at December 31, 1994.

         Section 3.15. Fidelity Bonds. Since at least January 1, 1989, UJB and each of its bank subsidiaries has continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of its size and business. All material claims thereunder have been filed in a due and timely fashion. Neither UJB nor any of its bank subsidiaries has reason to believe that its respective fidelity coverage will not be renewed by its carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to UJB's and its bank subsidiaries' past claim experience.

         Section 3.16. Labor Matters. To the knowledge of UJB, hours worked by and payment made to employees of UJB and each of its bank subsidiaries have not been in violation of the Fair Labor Standards Act or any applicable law dealing with such matters; and all payments due from UJB and each of its bank subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of UJB or its appropriate bank subsidiary, except for any immaterial noncompliance. UJB is in compliance with all other laws and regulations relating to the employment of labor, including all such laws and regulations relating to collective bargaining, discrimination, civil rights, safety and health, plant closing (including the Worker Adjustment Retraining and Notification Act), workers' compensation and the collection and payment of withholding and Social Security and similar taxes, except for any immaterial non-compliance. No labor dispute, strike or other work stoppage has occurred and is continuing or is threatened with respect to UJB or any of its bank subsidiaries. No employee of UJB or any of its bank subsidiaries has been terminated, suspended, disciplined or dismissed under circumstances that are likely to result in a material liability. To the knowledge of UJB, no employees of UJB or any of its bank subsidiaries are unionized nor has such union representation been requested by any group of employees or any other person within the last two years. There are no organizing activities involving UJB pending with, or, to the knowledge of UJB, threatened by, any labor organization or group of employees of UJB.

         Section 3.17. Books and Records. The minute books of UJB and each of its bank subsidiaries contain complete and accurate records of and fairly reflect all actions taken at all meetings and accurately reflect all other corporate action of the shareholders and the boards of directors and each committee thereof. The books and records of UJB and each of its bank subsidiaries fairly and accurately reflect the transactions to which UJB and each of its bank subsidiaries is or has been a party or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

         Section 3.18. Trademarks and Copyrights. Neither UJB nor any of its subsidiaries has received notice or otherwise knows that the manner in which UJB or any of its subsidiaries conducts its business including its current use of any material trademark, trade name, service mark or copyright violates asserted rights of others in any trademark, trade name, service mark, copyright or other proprietary right.

         Section 3.19. Environmental Matters. Except as disclosed in the Forms 10-K and 10-Q of UJB referred to in Section 3.02 hereof, to the knowledge of
UJB:

         (a) no Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any (i) Present Property of UJB or a subsidiary, (ii) Former Property of UJB or a subsidiary during the time of previous ownership, occupancy, lease, holding or management or (iii) Participation Facility during the time that UJB or a subsidiary participated in the management of, or may be deemed to be or to have been an owner or operator of, such facility, where such storage, treatment, dumping, spilling, disposing, discharging, releasing, or depositing would have a material adverse effect on UJB and its subsidiaries, taken as a whole;

         (b) neither UJB nor any subsidiary has disposed of or arranged for the disposal of Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances from a Participation Facility during the time that UJB or any subsidiary participated in the management of, or may be deemed to be or to have been an owner or operator of such Participation Facility, where such disposal or arranging for disposal would have a material adverse effect on UJB and its subsidiaries, taken as a whole;

         (c) no Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property, where such storage, treatment, dumping, spilling, disposing, discharging, releasing, depositing or violation would have a material adverse effect on UJB and its subsidiaries, taken as a whole, nor is there with respect to any Loan Property any violation of an environmental law which could materially adversely affect the value of such Loan Property to an extent which could prevent or delay UJB or any its subsidiaries from recovering the full value of its loan in the event of foreclosure on such Loan Property.

         (d) Neither UJB nor any subsidiary (i) is aware of any investigations contemplated, pending or completed by any environmental regulatory authority with respect to any Present Property, Former Property, Loan Property or Participation Facility, (ii) has received any information requests from any environmental regulatory authority, or (iii) been named as a potentially responsible or liable party in any Superfund, Resource Conservation and Recovery Act, Toxic Substances Control Act or Clean Water Act proceeding or other equivalent state or federal proceeding.

         Section 3.20. Accounting, Tax and Regulatory Matters. Neither UJB nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Internal Revenue Code or (ii) materially impede or delay receipt of any approval referred to in Section 4.01 or the consummation of the transactions contemplated by this Agreement.

         Section 3.21. Ownership of Summit Stock. Other than pursuant to the Summit Stock Option Agreement, as of the date hereof, neither UJB nor any of its subsidiaries, beneficially owns, directly or indirectly, or are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of, any of the outstanding share of capital stock of Summit entitled to vote generally in the election of directors (other than Summit Stock held in a fiduciary capacity or as a result of debts previously contracted).

         Section 3.22. Concentrations of Credit. No customer or affiliated group of customers (i) is owed by UJB or any subsidiary of UJB an aggregate amount equal to more than 10% of the shareholders' equity of UJB or such subsidiary (including deposits, other debts and contingent liabilities) or (ii) owes to UJB or any of its subsidiaries an aggregate amount equal to more than 10% of the shareholders' equity of UJB or such subsidiary (including loans and other debts, guarantees of debts of third parties, and other contingent liabilities).

         Section 3.23. Pension and Benefit Plans.

         (a) The employee pension benefit plans, within the meaning of Section 3(2) of ERISA, maintained by UJB and its subsidiaries on the date hereof (individually a "UJB Plan" and collectively the "UJB Plans"), in their present form, comply in all material respects with all applicable requirements under ERISA and the Code. Each UJB Plan and the trust created thereunder is qualified and exempt under Sections 401(a) and 501(a) of the Code, and UJB or the subsidiary whose employees are covered by such UJB Plan has received from the IRS a determination letter to that effect. No event has occurred and to the knowledge of UJB there has been no omission or failure to act which would adversely affect such qualification or exemption. Each UJB Plan has been administered and communicated to the participants and beneficiaries in all material respects in accordance with its terms and ERISA. No employee of UJB or any subsidiary whose employees are covered by a UJB Plan has engaged in any action or, to the knowledge of UJB, has failed to act in such manner that, as a result of such action or failure, a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under such UJB Plan or has been misled as to his or her rights under such UJB Plan. No UJB Plan is subject to Section 412 of the Code or Title IV of ERISA. No person has engaged in any prohibited transaction involving any UJB Plan or associated trust within the meaning of Section 406 of ERISA or Section 4975 of the Code. There are no pending or threatened claims (other than routine claims for benefits) against the UJB Plans or any fiduciary thereof which would subject UJB or any of its subsidiaries to a material liability. All reports, filings, returns and disclosures required to be made to the participants and beneficiaries, other employees, the SEC, the IRS, the U.S. Department of Labor or any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports, filings, returns and disclosures were true and correct in all material respects. No material liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. There has been no change in control of any UJB Plan.

         (b) All bonus, deferred compensation, profit-sharing, retirement, pension, stock option, stock award and stock purchase plans and all other employee benefit plans, including medical, major medical, disability, life insurance or dental plans covering employees generally maintained by UJB or any of its subsidiaries other than UJB Plans (collectively "UJB Benefit Plans") comply in all material respects with all applicable requirements imposed by the Securities Act, the Exchange Act, ERISA, the Code, and all applicable rules and regulations thereunder. The UJB Benefit Plans have been administered and communicated to the participants and beneficiaries in all material respects in accordance with their terms and ERISA, and no employee of UJB or any of its subsidiaries has engaged in any action or, to the knowledge of UJB, has failed to act in such manner that, as a result of such action or failure, a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under the UJB Benefit Plans or has been misled as to their rights under the UJB Benefit Plans. There are no pending or threatened claims (other than routine claims for benefits) against the UJB Benefit Plans which would subject UJB or any of its subsidiaries to a material liability. Any trust which is intended to be tax-exempt has received a determination letter from the IRS to that effect and no event has occurred which would adversely affect such exemption. All reports, filings, returns and disclosures required to be made to the participants and beneficiaries, other employees of UJB or any of its subsidiaries, the SEC, the IRS, the U.S. Department of Labor and any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation, if any, have been made in a timely manner and all such reports, filings, returns and disclosures were true and correct in all material respects. No material liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements.

                                   ARTICLE IV.

                               COVENANTS OF SUMMIT

         Summit hereby covenants and agrees with UJB that:

         Section 4.01. Preparation of Registration Statement and Applications for Required Consents. Summit will cooperate with UJB in the preparation of a Registration Statement on Form S-4 (the "Registration Statement") to be filed with the SEC under the Securities Act for the registration of the UJB Stock to be issued in connection with the Merger, the proxy statement-prospectus constituting part of the Registration Statement ("Summit Proxy-Prospectus") that will be used by Summit to solicit approval of the Merger by its shareholders and the proxy statement that will be used by UJB to solicit approval of the Merger by its shareholders ("UJB Proxy Statement"). In connection therewith, Summit will furnish all financial or other information, including using best efforts to obtain customary consents, certificates, opinions of counsel and other items concerning Summit reasonably deemed necessary by counsel to UJB for the filing or preparation for filing under the Securities Act and the Exchange Act of the Registration Statement (including the proxy statement portion thereof). Summit will cooperate with UJB and provide such information as may be advisable in obtaining an order of effectiveness for the Registration Statement, appropriate permits or approvals under state securities and "blue sky" laws, the required approval under the Bank Holding Company Act by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the listing of the Shares on the New York Stock Exchange (subject to official notice of issuance) and any other governmental or regulatory consents or approvals or the taking of any other governmental or regulatory action necessary to consummate the Merger without a material adverse effect on the business, results of operations, assets or financial condition of the Surviving Corporation and its subsidiaries, taken as a whole (the "Required Consents"). UJB, reasonably in advance of making such filings, will provide Summit and its counsel a reasonable opportunity to comment on such filings and regulatory applications and will give due consideration to any comments of Summit and its counsel before making any such filing or application; and UJB will provide Summit with copies of all such filings and applications at the time filed if such filings and applications are made at any time before the Effective Time. Summit covenants and agrees that all information furnished by Summit for inclusion in the Registration Statement, the UJB Proxy Statement, the Summit Proxy-Prospectus, all applications to appropriate regulatory agencies for approval of the Merger, and all information furnished by Summit to UJB pursuant to this Agreement or in connection with obtaining Required Consents, will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         Section 4.02. Notice of Adverse Changes. Summit will promptly advise UJB in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Summit contained in this Agreement or the Summit Schedules or the materials furnished pursuant to the Post-Signing Disclosure List (as defined in Section 4.09), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) any Summit Material Adverse Change, (c) any inability of Summit to perform or comply in any material respect with the terms or conditions of this Agreement, (d) the institution or threat of institution of litigation involving Summit or any of its subsidiaries or assets, which, if determined adversely to Summit or any of its subsidiaries, would have a material adverse effect upon Summit and its subsidiaries taken as a whole or the ability of the parties to timely consummate the Merger and the related transactions, and (e) any governmental complaint, investigation, hearing, or communication indicating that such litigation is contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Summit or a subsidiary subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which Summit or a subsidiary is a party or is subject and which is material to the business, operation or condition (financial or otherwise) of Summit and its subsidiaries taken as a whole, and
(g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this

Agreement including the Merger. Summit agrees that the delivery of such notice shall not constitute a waiver by UJB of any of the provisions of Articles VI or VII.

         Section 4.03. Meeting of Shareholders. Summit will call a meeting of its shareholders for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby to be held as promptly as practicable and, in connection therewith, will comply with the New Jersey Act and the Exchange Act and all regulations promulgated thereunder governing shareholder meetings and proxy solicitations. In connection with such meeting, Summit shall mail the Summit Proxy-Prospectus to its shareholders and use, unless in the written opinion of counsel such action would be a breach of the fiduciary duties of the directors under applicable law, its best efforts to obtain shareholder approval of this Agreement, the Merger and the transactions contemplated hereby.

         Section 4.04. Copies of Filings. Without limiting the provisions of
Section 4.01, Summit will deliver to UJB, at least twenty-four hours prior to an anticipated date of filing or distribution, all documents to be filed with the SEC or any bank regulatory authority or to be distributed in any manner to the shareholders of Summit or the public.

         Section 4.05. No Material Transactions. Until the Effective Time, Summit will not and will not allow any of its subsidiaries to, without the prior written consent of UJB: (a) pay (or make a declaration which creates an obligation to pay) any cash dividends, at a quarterly rate in excess of $.21 per share of Summit Common, other than dividends from subsidiaries of Summit to Summit or other subsidiaries of Summit and dividends payable on the Summit Preferred; (b) declare or distribute any stock dividend or authorize or effect a stock split; (c) except in connection with the Garden State Agreement and as listed on Summit Schedule 4.05(c), merge with, consolidate with, or sell any material asset to any other corporation, bank, or person (except for mergers of subsidiaries of Summit into other subsidiaries of Summit) or enter into any other transaction not in the ordinary course of business; (d) incur any liability or obligation other than intracompany obligations, make or agree to make any commitment or disbursement, acquire or dispose or agree to acquire or dispose of any property or asset (tangible or intangible), make or agree to make any contract or agreement or engage or agree to engage in any other transaction, except transactions in the ordinary course of business and other transactions aggregating not more than $20,000,000; (e) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of business and for amounts not material in the aggregate to the Summit and its subsidiaries taken as a whole; (f) increase or enter into any agreement to increase the rate of compensation of all employees on the date hereof at an average annualized rate exceeding five percent (5%) in the aggregate, or pay any employee bonuses other than bonuses payable under the existing employee compensation plans providing for formula bonus awards; (g) except as disclosed in Summit Schedule 4.05(g), create, adopt or modify any employment or severance arrangement or any pension or profit sharing plan, bonus, deferred compensation, death benefit, retirement or other employee or director benefit plan of whatsoever nature, or change the level of benefits under any such arrangement or plan, or increase any severance or termination pay benefit or any other fringe benefit, or make or increase any grant or award under any compensation plan, including stock incentive and stock option plans; (h) distribute, issue, sell or grant any of its Equity Securities or any stock appreciation rights except pursuant to the exercise of director and employee stock options under the Summit Stock Award Plans and Crestmont Plan and pursuant to the Summit Dividend Reinvestment Plan and Garden State Agreement; (i) except in a fiduciary capacity, purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise, or enter into any agreement providing for any of the foregoing transactions; (j) amend its Certificate of Incorporation, By-Laws or Shareholder Rights Plan; (k) modify, amend or cancel any of its existing borrowings other than intra-corporate borrowings and borrowings of federal funds from correspondent banks and the Federal Reserve Bank of New York or the Federal Home Loan Bank of New York or enter into any contract, agreement, lease or understanding, or any contracts, agreements, leases or understandings other than those in the ordinary course of business or which do not involve the creation of any material obligation or release of any material right of Summit or any of its subsidiaries, taken as a whole; (l) create, or accelerate the exercisability of, any stock appreciation rights or options or the release of any restrictions on stock issued under the UJB Benefit Plans; (m) make any employer contribution to a Summit Plan or a Benefit Plan which under the terms of the particular Plan is voluntary and within the sole discretion of Summit to make; or (n) make any discretionary determination or take discretionary action, including the making of awards, by its Compensation Committee or otherwise, under or with respect to any Summit Stock Award Plan other than routine administration of outstanding awards thereunder.

         Section 4.06. Operation of Business in Ordinary Course. Summit, on behalf of itself and its subsidiaries, covenants and agrees that from and after the date hereof and until the Effective Time, it and its subsidiaries: (a) will carry on their business diligently and substantially in the same manner as heretofore and will not institute any unusual or novel methods of management or operation of their properties or business and will maintain such in their customary manner; (b) will use their reasonable best efforts to continue in effect their present insurance coverage on all properties, assets, business and personnel; (c) will use their reasonable best efforts to preserve their business organization intact, preserve their present relationships with customers, suppliers, and others having business dealings with them, and keep available their present employees, provided, however, that Summit or any of its subsidiaries may terminate any employee for unsatisfactory performance or other reasonable business purpose, and provided further, however, that Summit will notify and consult with UJB prior to terminating any of the five highest paid employees of Summit; (d) will use their reasonable best efforts to continue to maintain fidelity bonds insuring Summit and its subsidiaries against acts of dishonesty by each of their employees in such amounts (not less than present coverage) as are customary, usual and prudent for corporations or banks, as the case may be, of their size; (e) will not knowingly do anything or fail to do anything which will cause a breach of or default under any representation, warranty or covenant of Summit or any contract, agreement, commitment or obligation to which they or any one of them is a party or by which they or any of their assets or properties may be bound or committed if the consequence of such, individually or in the aggregate, would be likely to have a material adverse effect on Summit and its subsidiaries taken as a whole; and (f) will not change their methods of accounting in effect at December 31, 1994, or change any of their methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of their Federal income tax returns for the taxable year ending December 31, 1994, except as required by changes in laws, regulations or generally accepted accounting principles or changes that are to a preferable accounting method, and approved in writing by Summit's independent certified public accountants.

         Section 4.07. Further Actions. Summit will: (a) execute and deliver such instruments and take such other actions as UJB may reasonably require to carry out the intent of this Agreement; (b) use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its best efforts so that the other conditions precedent to the obligations of UJB set forth in Articles VI and VII hereof are satisfied.

         Section 4.08. Cooperation. Until the Effective Time, Summit will give to UJB and to its representatives, including its accountants, KPMG Peat Marwick LLP, and its legal counsel, full access during normal business hours to all of its property, documents, contracts and records relevant to this Agreement and the Merger, will provide such information with respect to its business affairs and properties as UJB from time to time may reasonably request, and will cause its managerial employees, counsel and independent certified public accountants to be available on reasonable request to answer reasonable questions of UJB's representatives covering the business and affairs of Summit or any of its subsidiaries.

         Section 4.09. Copies of Documents. As promptly as practicable, but not later than 30 days after the date hereof, Summit will furnish to or make available to UJB all the documents, contracts, agreements, papers, and writings referred to in the Summit Schedules or called for by the list or lists provided by UJB to Summit on or prior to the date hereof (the "Post-Signing Disclosure List").

         Section 4.10. Applicable Laws. Summit and its subsidiaries will use their best efforts to comply promptly with all requirements which federal or state law may impose on Summit or any of its subsidiaries with respect to the Merger and will promptly cooperate with and furnish information to UJB in connection with any such requirements imposed upon UJB or on any of its subsidiaries in connection with the Merger.

         Section 4.11. Agreements of Affiliated Shareholders. Summit agrees to furnish to UJB, not later than 10 business days prior to the date of mailing of the Summit Proxy-Prospectus, a list of each person who, in the opinion of the General Counsel of Summit, is an affiliate of Summit for the purposes of Rule 145 under the Securities Act (a "Summit Affiliate") and shall use its best efforts to cause each Summit Affiliate to enter into, prior to the date of mailing of the Summit

Proxy-Prospectus, an agreement, satisfactory in form and substance to UJB, substantially in the form of Exhibit C hereto, and effective prior to such date (an "Affiliate Agreement").

         Section 4.12. Loans and Leases to Affiliates. All loans and leases hereafter made by Summit or any of its subsidiaries to any of its present or former directors or, executive officers, or their respective related interests shall be made only in the ordinary course of business and on the same terms and at the same interest rates as those prevailing for comparable transactions with others and shall not involve more than the normal risk of repayment or present other unfavorable features.

         Section 4.13. Confidentiality. All information furnished by UJB to Summit or its representatives pursuant hereto shall be treated as the sole property of UJB and, if the Merger shall not occur, Summit and its representatives shall return to UJB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information, except that any such confidential information or notes or abstracts therefrom presented to the Board of Directors of Summit or any committee thereof for the purpose of considering this Agreement, the Merger and the related transactions may be kept and maintained by Summit with other records of Board, and Board committee, meetings subject to a continuing obligation of confidentiality. Summit shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to: (i) any information which
(x) was legally in Summit's possession prior to the disclosure thereof by UJB,
(y) was then generally known to the public, or (z) was disclosed to Summit by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, Summit is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning UJB to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Summit may disclose such information to such tribunal or governmental body or agency without liability hereunder and shall so notify UJB.

         Section 4.14. Dividends Summit will coordinate with UJB the declaration of any dividends and the record and payment dates thereof so that the holders of Summit Stock will not be paid two dividends for a single calendar quarter with respect to their shares of Summit Stock and any shares of UJB Stock they become entitled to receive in the Merger or fail to be paid one dividend in each calendar quarter.

         Section 4.15. Best Efforts to Ensure Pooling. (a) Summit agrees to use, and agrees to cause each of its subsidiaries to use, its and their best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

         Section 4.16. Acquisition Proposals. Summit agrees that neither Summit nor any of its subsidiaries nor any of the respective officers and director of Summit or its subsidiaries shall, and Summit shall direct and use its best effort to cause its employees, agents and representatives (including, without limitation, any investment banker, broker, financial or investment advisor, attorney or accountant retained by Summit or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal, tender offer or exchange offer, consolidation, business combination, takeover or similar transactions other than the Merger involving, or any purchase of all or any significant portion of the assets or any equity securities of, Summit or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties, as advised by written opinion of counsel furnished to UJB, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or enter into any agreement or agreement in principle with any person relating to as an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Summit will immediately cease and cause to be terminated any existing activities, discussion or negotiations with any parties conducted heretofore with respect to any of the foregoing. Summit will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section. In addition, Summit will notify UJB by telephone to its chief executive officer or general counsel promptly upon receipt of any inquiry with respect to a proposed Acquisition Proposal with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of Summit or any of its subsidiaries or assets by another party, and will immediately deliver as soon as possible by facsimile transmission, receipt acknowledged, to the UJB officer notified as required above a copy of any document relating thereto promptly after any such document is received by Summit.

                                   ARTICLE V.

                                COVENANTS OF UJB

         UJB hereby covenants and agrees with Summit that:

         Section 5.01. Approvals and Registrations. Based on such assistance and cooperation of Summit as UJB may reasonably request, UJB will use its best efforts to prepare and file (a) with the SEC, the Registration Statement, the Summit Proxy-Prospectus and the UJB Proxy Statement, (b) with the Federal Reserve Board, as an application for approval of the Merger, and (c) with the New York Stock Exchange, as an application for the listing of the shares of UJB Stock issuable upon the Merger, subject to official notice of issuance, except that UJB shall have no obligation to file a new registration statement or a post-effective amendment to the Registration Statement covering any reoffering of UJB Stock by Summit Affiliates. In connection therewith, UJB will furnish all financial or other information, including using best efforts to obtain customary consents, certificates, opinions of counsel and other items concerning UJB reasonably deemed necessary by counsel to Summit for the filing or preparation for filing under the Securities Act and the Exchange Act of the Registration Statement. UJB covenants and agrees that all information furnished by UJB for inclusion in the Registration Statement, the Summit Proxy-Prospectus and the UJB Proxy Statement, all applications to appropriate regulatory agencies for approval of the Merger and related transactions and in connection with the Required Consents will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         Section 5.02. Notice of Adverse Changes. UJB will promptly advise Summit in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of UJB contained in this Agreement or the UJB Schedules, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) any UJB Material Adverse Change, (c) any inability or perceived inability of UJB or any of its subsidiaries to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of material litigation involving UJB or any of its subsidiaries or its assets which, if determined adversely to UJB or any of its subsidiaries, would have a material adverse effect on UJB and its subsidiaries taken as a whole or the Merger and related transactions, (e) any governmental complaint, investigation, hearing, or communication indicating that such litigation is contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by UJB or any of its subsidiaries subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which UJB or a subsidiary is a party or is subject and which is material to the business, operation or condition (financial or otherwise) of UJB and its subsidiaries taken as a whole, and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger. UJB agrees that the delivery of such notice shall not constitute a waiver by Summit of any of the provisions of Articles VI or VIII.

         Section 5.03. Meeting of Shareholders. UJB will call a meeting of its shareholders for the purpose of voting upon the Agreement, the Merger and the transactions contemplated hereby to be held as promptly as practicable and, in connection therewith, will comply with the New Jersey Act and the Exchange Act and all regulations promulgated thereunder governing shareholder meetings and proxy solicitations. In connection with such meeting, UJB shall mail the UJB Proxy Statement to its shareholders and use its best efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby.

         Section 5.04. Copies of Filings. UJB will promptly provide Summit with copies of its quarterly financial statements for the quarterly periods ending between the date of this Agreement and the Closing Date and copies of all reports filed by it during such period with the SEC on Forms 10-Q, 8-K and 10-K.

         Section 5.05. Operation of Business. UJB, on behalf of itself and its bank subsidiaries, covenants and agrees that from and after the date hereof and until the Effective Time it: (a) will use its best efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel; (b) will use its best efforts to preserve its business organization intact and preserve its present relationships with customers, suppliers, and others having business dealings with it; (c) will use its best efforts to continue to maintain fidelity bonds insuring it against acts of dishonesty by each of its employees in such amounts (not less than present coverage) as are customary, usual and prudent for corporations or banks, as the case may be, of its size; (d) will not do anything or fail to do anything which will cause a breach of or default under any representation, warranty or covenant of UJB or any contract, agreement, commitment or obligation to which it is a party or by which it or any of its assets or properties may be bound or committed if the consequences of such breach may have a material adverse effect on UJB and its subsidiaries taken as a whole; (e) will not change its methods of accounting in effect at December 31, 1994, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of its Federal income tax returns for the taxable year ending December 31, 1994, except as required by changes in laws, regulations or generally accepted accounting principles or changes that are to a preferable accounting method, and approved by UJB's independent certified public accountants; and (f) will carry on their business diligently and substantially in the same manner as heretofore and will not institute any unusual or novel methods of management or operation of their properties or business and will maintain such in their customary manner.

         Section 5.06. Further Actions. UJB will: (a) execute and deliver such instruments and take such other actions as Summit may reasonably require to carry out the intent of this Agreement; (b) use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its best efforts so that the other conditions precedent to the obligations of Summit set forth in Articles VI and VIII hereof are satisfied and the transactions contemplated hereby are consummated.

         Section 5.07. Applicable Laws. UJB will use its best efforts to comply promptly with all requirements which federal or state law may impose on UJB with respect to the Merger and will promptly cooperate with and furnish information to Summit in connection with any such requirements imposed upon Summit or on any of its subsidiaries in connection with the Merger.

         Section 5.08. Indemnification and Insurance.

         (a) UJB shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of Summit or any subsidiary of Summit on or before the Effective Time with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time in accordance with and subject to the requirements and other provisions of the more favorable to the director or officer of (i) Summit's Restated Certificate of Incorporation and By-Laws or (ii) UJB's Restated Certificate of Incorporation and By-Laws, as in effect on the date of this Agreement and applicable provisions of law to the same extent as UJB is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service for UJB.

         (b) For a period of six (6) years after the Effective Time, UJB will use its best efforts to provide to the persons who served as directors or officers of Summit or any subsidiary of Summit on or before the Effective Time insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time substantially similar in all material respects to the insurance coverage provided to them in such capacities at the date hereof; provided, however, that in no event shall UJB be required to expend more than 200% of the current amount expended by Summit (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and, further provided, that if UJB is unable to maintain or obtain the insurance called for by this Section 5.08 on commercially reasonable terms, UJB shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount. In lieu of the foregoing, Summit shall renew any existing insurance or purchase any "discovery period" insurance provided for thereunder at UJB's request and expense.

         (c) This Section 5.08 shall be construed as an agreement as to which the directors and officers of Summit referred to herein are intended to be third party beneficiaries and shall be enforceable by the such persons and their heirs and representatives.

         (d) If UJB or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then in each such case, UJB or such successor or assign shall take such actions as shall be necessary for the successors or assigns of UJB to assume the obligations set forth in this Section 5.08.

         Section 5.09. Unpaid Summit Dividends. By virtue of the Merger and without further action on anyone's part, UJB shall assume the obligation of Summit to pay dividends, if any, on Summit Stock which have a record date prior to the Effective Time but are not payable until after the Effective Time.

         Section 5.10. Cooperation. Until the Effective Time, UJB will give to Summit and to its representatives, including its accountants, KPMG Peat Marwick LLP, and its legal counsel, full access during normal business hours to all of its property, documents, contracts and records relevant to this Agreement and the Merger, will provide such information with respect to its business affairs and properties as Summit from time to time may reasonably request, and will cause its managerial employees, counsel and independent certified public accountants to be available on reasonable request to answer questions of Summit's representatives covering the business and affairs of UJB or any of its subsidiaries.

         Section 5.11. Confidentiality. All information furnished by Summit to UJB or its representatives pursuant hereto shall be treated as the sole property of Summit and, if the Merger shall not occur, UJB and its representatives shall return to Summit all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information, except that any such confidential information or notes or abstracts therefrom presented to the Board of Directors of UJB or any committee thereof for the purpose of considering this Agreement, the Merger and the related transactions may be kept and maintained by UJB with other records of Board, and Board committee, meetings subject to a continuing obligation of confidentiality. UJB shall, and shall use its best efforts, to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to: (i) any information which (x) was legally in UJB's possession prior to the disclosure thereof by Summit, (y) was then generally known to the public, or (z) was disclosed to Summit by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, UJB is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning Summit to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, UJB may disclose such information to such tribunal or governmental body or agency without liability hereunder and shall so notify Summit.

         Section 5.12. Employee Matters.

         (a) After the Effective Time, UJB may in its discretion maintain, terminate, merge or dispose of (i) the Benefit Plans, and (ii) all other health or welfare plans, if any, maintained by Summit (the "Health or Welfare Plans"); provided, however, that any action taken by UJB shall comply with ERISA, the Code and other applicable laws and, provided further, that if UJB maintains a plan which is similar in character or nature to, or which covers risks similar to those covered by, a Benefit Plan or a Health or Welfare Plan maintained by Summit then, if such Benefit Plan or Health and Welfare Plan is terminated by UJB, is merged into the similar UJB plan or otherwise rendered inactive by UJB, UJB shall offer to the former employees of Summit affected by such plan termination, Merger or cessation of activity the opportunity to participate in the similar plan of UJB (i) without being subject to any exclusions due to pre-existing conditions,
(ii) with credit for any deductibles satisfied while covered by a Summit Benefit Plan or Health and Welfare Plan during the plan year in which the plan termination, merger or cessation of activity takes place, and (iii) with credit for years of service with Summit for purposes of eligibility and vesting; provided, however, that this Section 5.12(a) shall not be construed to apply to any employee or executive compensation plan of UJB which by its terms or nature or by practice of UJB is or has been limited to employees selected for participation in the discretion of a plan administrator, but Summit employees shall be eligible for participation on the same basis as other UJB employees similarly situated.

         (b) After the Effective Time, UJB may in its discretion maintain, terminate or merge the Summit Plans; provided, however, that any action taken by UJB shall comply with ERISA, the Code and other applicable laws and, provided further, that if UJB maintains an employee pension benefit plan which is similar in character to a Summit Plan then, if such Summit Plan is terminated or merged into the similar UJB plan by UJB, UJB shall include the former employees of Summit affected by such plan termination or merger in the similar plan of UJB with credit for years of service recognized under the Summit Plan for purposes of eligibility and vesting. In the event UJB merges the Summit Bancorporation Retirement Plan or the Summit Supplemental Executive Retirement Plan (the "Summit Pension Plans") into the corresponding defined benefit plan and supplemental executive retirement plan maintained by UJB (the "UJB Pension Plans"), UJB will amend the UJB Pension Plans to provide that such employees' accrued benefits under the UJB Pension Plans will be the sum of (x) the accrued benefits calculated in accordance with the benefit formulae of the UJB Pension Plans for all periods after the Summit Pension Plans are merged into the UJB Pension Plans, and (y) the accrued benefits calculated in accordance with the benefit formulae of the Summit Pension Plans for all periods before the merger; provided, however, that for so long as it shall be the practice of UJB that compensation earned after the date of a pension plan merger be included for purposes of determining a participants' average final earnings under the pension plan that merged out of existence, UJB shall include Summit participants in the practice to the extent applicable to each, provided, further, however, that UJB shall be free to change its practice in its discretion at any time without notice so long as it treats Summit participants after the change the same as all other UJB pension plan participants similarly situated.

         (c) Summit employees who are participants on the date hereof in the Summit Supplemental Executive Retirement Plan as amended through January 1, 1989, as previously delivered to UJB, will continue to participate therein, until such plan is amended, merged or otherwise rendered inactive by UJB, provided, however, that any such amendment, merger or other inactivation shall preserve the rights of such employees under Section 3.1 of such plan.

         (d) Any Summit employee whose employment is terminated during the one-year period commencing with the Effective Date shall be subject to the conditions and entitled to the benefits of the Summit Severance Pay Policy heretofore delivered to UJB.

         (e) UJB agrees that Summit may amend the 401(k) savings plan maintained by Summit on the date hereof to provide for immediate vesting of benefits if in the written opinion of KPMG Peat Marwick LLP such amendment would be consistent with accounting for the Merger as a pooling of interests.

         Section 5.13. Best Efforts to Ensure Pooling. UJB agrees to use, and agrees to cause each of its subsidiaries to use, its and their best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

         Section 5.14. Special Dividends. UJB will not declare or pay any extraordinary or special dividend on UJB Common or any other share of UJB capital stock.

         Section 5.15. Charter, By-Law Changes. UJB agrees (a) not to amend its Restated Certificate of Incorporation or ByLaws in any manner which would have a material adverse impact on the Merger and related transactions, and (b) not to amend its Restated Certificate of Incorporation without the prior written consent of Summit, which shall not be unreasonably withheld or delayed, in any manner which would be materially adverse to Summit or its shareholders.

         Section 5.16. No Actions. Subject to transactions permitted under
Section 8.02, UJB will not, and will cause its subsidiaries not to, take, or omit to take, any action, including but not limited to making or agreeing to make any acquisition, that would (i) adversely affect the ability of Summit or UJB to obtain any necessary approvals, consents, clearances, actions, waivers or advisory opinions of any governmental authority required for the transactions contemplated hereby, (ii) adversely affect the ability of UJB to perform its undertakings and agreements under this Agreement or (iii) adversely affect the ability of UJB to otherwise consummate the transactions contemplated by this Agreement.

         Section 5.17. Publication of Results of Combined Operations. If the Closing takes place within the first or third month of any calendar quarter, UJB will publish financial results including at least a calendar month of not less than 30 days of post-merger combined operations which shall be published promptly following the first full calendar month following the Closing and which shall be in accordance with Section 201.01 of the Commission's Codification of Financial Reporting Policies, and UJB shall file a Form 8-K for this purpose if necessary.

         Section 5.18. Change of Bank Name. As soon as reasonably practicable following the Effective Time, Bank and UJ Bank, shall be merged in accordance with the provisions of the New Jersey Banking Act of 1948 under the name of "Summit Bank".

                                   ARTICLE VI.

               CONDITIONS PRECEDENT TO THE RESPECTIVE OBLIGATIONS
                                OF UJB AND SUMMIT

         The respective obligations of UJB and Summit under this Agreement to consummate the Merger are subject to the satisfaction of all the following conditions, compliance with which or the occurrence of which may only be waived in whole or in part in writing by UJB and Summit:

         Section 6.01. Receipt of Required Consents. UJB and Summit shall have received the Required Consents; the Required Consents shall not, in the reasonable opinion of UJB or Summit, contain restrictions or limitations which would materially adversely affect the financial condition of the surviving corporation after consummation of the Merger; the Required Consents and the transactions contemplated hereby shall not on the Closing Date be contested by any federal or state governmental authority; and on the Closing Date the Required Consents needed for the Merger shall have been obtained and shall not have been withdrawn or suspended.

         Section 6.02. Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC; no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect on the Closing Date; and no proceeding for that purpose shall have been initiated or, to the knowledge of UJB or Summit, shall be contemplated or threatened by the SEC on the Closing Date.

         Section 6.03. Tax Matters. At the time of the filing of the Registration Statement and at the Closing Date, UJB shall have received an opinion from Thompson & Mitchell, special counsel to UJB, as to the matters referred to in subparagraph (a) below, and Summit shall have received an opinion from Sullivan & Cromwell, special counsel to Summit, as to all matters referred to below (the "Tax Opinions"), reasonably satisfactory in form and substance to UJB or Summit, as the case may be, to the effect that (a) the Merger will constitute a reorganization within the meaning of Section 368 of the Code, (b) except with respect to fractional share interests, holders of Summit Common who receive solely UJB Common in the Merger will not recognize gain or loss for federal income tax purposes, (c) holders of Summit Preferred who receive solely UJB Preferred in the Merger will not recognize gain or loss for federal income tax purposes, (d) the basis of such UJB Common (including any fractional share for which cash is received) will equal the basis of the Summit Common for which it is exchanged, and (e) the basis of such UJB Preferred will equal the basis of the Summit Preferred for which it is exchanged, (f) the holding period of such UJB Common (including any fractional share for which cash is received) will include the holding period of the Summit Common for which it is exchanged, assuming that such Summit Common is a capital asset in the hands of the holder thereof at the Effective Time, and (g) the holding period of such UJB Preferred will include the holding period of the Summit Preferred for which it is exchanged, assuming that such Summit Preferred is a capital asset in the hands of the holder thereof at the Effective Time. The Tax Opinions may be based upon assumptions and representations contained or referred to therein.

In rendering the Tax Opinions, such counsel may rely as to matters of fact, to the extent they deem proper, on certificates and information obtained from officers of UJB and Summit, and UJB and Summit agree to provide to such counsel such certificates as they may reasonably request. The parties recognize that such counsel may require the execution of tax certificates as a condition to furnishing the Tax Opinions.

In addition, no condition or set of facts or circumstances shall exist at the Closing Date which will either (x) preclude any of the parties to this Agreement from satisfying the terms or conditions of, or assumptions made or representations referred to in, the Tax Opinions, as the case may be, or (y) result in any of the factual assumptions contained in the Tax Opinions being untrue.

         Section 6.04. Absence of Litigation. At the Closing Date, no investigation by any state or federal agency, and no action, suit, arbitration or proceeding before any court, state or federal agency, panel or governmental or regulatory body or authority, shall have been instituted or threatened against UJB or any of its subsidiaries, or Summit or any of its subsidiaries, that is material to the Merger or to the financial condition of UJB and its subsidiaries taken as a whole or Summit and its subsidiaries taken as a whole, as the case may be. At the Closing Date, no order, decree, judgment, or regulation shall have been entered or law or regulation adopted by any such agency, panel, body or authority which enjoined or has a material adverse effect upon the Merger or on the financial condition of UJB and its subsidiaries taken as a whole or Summit and its subsidiaries taken as a whole, as the case may be.

         Section 6.05. NYSE Listing. At the Closing Date, the shares of UJB Stock to be issued in the Merger shall have been listed on the New York Stock Exchange subject to official notice of issuance.

         Section 6.06 Shareholder Approval. The shareholders of UJB and Summit shall each have authorized and approved the Merger, this Agreement and all transactions contemplated by this Agreement as and to the extent required by all applicable laws and regulations and the provisions of all instruments of corporate governance.

         Section 6.07. Pooling-of-Interests Letter. The parties hereto shall have received a letter from KPMG Peat Marwick to the effect that, based on the facts known to such accountants, the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

                                  ARTICLE VII.

                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UJB

         The obligation of UJB to consummate the Merger is subject to the satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by UJB in writing:

         Section 7.01. No Adverse Changes. During the period from December 31, 1994 to the Closing Date there shall not have been any Summit Material Adverse Change.

         Section 7.02. Representations and Covenants.

         (a) Except with respect to matters resulting from transactions specifically contemplated by this Agreement, all representations and warranties made by Summit in this Agreement and the Summit Schedules and the material furnished pursuant to the Post-Signing Disclosure List shall be true and correct in all material respects on the date of this Agreement and, in all material respects, on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date. The condition in this Section 7.02(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct shall constitute, individually or in the aggregate, a Summit Material Adverse Change or have a material adverse impact upon the consummation of the Merger and related transactions.

         (b) Summit shall have complied in all material respects with all covenants and agreements contained herein required to be performed by Summit on or before the Closing Date.

         Section 7.03. Secretary's Certificate. Summit shall have furnished to UJB a certificate signed by the Secretary of Summit and dated the Closing Date, certifying to the satisfaction of the conditions set forth in Section 6.06 as it relates to Summit and the effectiveness of all resolutions adopted by the Board of Directors (including committees thereof) and shareholders of Summit relating to this Agreement, and the Merger and related transactions, a copy of which resolutions shall be attached to such certificate.

         Section 7.04. Officer's Certificate. Summit shall have furnished to UJB a certificate signed by the Chairman or President of Summit, dated the Closing Date, certifying to the satisfaction of the conditions set forth at Sections 6.01, 6.02 (last clause), 6.03 (last paragraph) and 6.04, as they relate to Summit, and at Sections 7.01, 7.02, 7.07 and 7.09.

         Section 7.05. Opinion of Summit's Counsel. UJB shall have received an opinion of the General Counsel of Summit, dated the Closing Date and reasonably satisfactory in form and substance to counsel for UJB, substantially to the effect provided in Exhibit D.

         Section 7.06. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to UJB, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

         Section 7.07. Consents to Summit Contracts. All consents, approvals or waivers, in form and substance reasonably satisfactory to UJB, required to be obtained in connection with the Merger from other parties to each mortgage, note, lease, permit, franchise, loan or other agreement, or other contract to which Summit or any of its subsidiaries is a party or by which they or any of their assets or properties may be bound or committed, which contract is material to the business, operations, assets, or financial condition of Summit and its subsidiaries on a consolidated basis, shall have been obtained.

         Section 7.08. FIRPTA Affidavit. Summit shall have delivered to UJB an affidavit of its Chairman, President or Chief Financial Officer stating, under penalties of perjury, that Summit is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         Section 7.09. Absence of Regulatory Agreements. Neither Summit nor Bank shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its respective business or has a material adverse effect upon the Merger or upon the financial condition of Summit or Bank and its subsidiaries taken as a whole, and neither Summit nor Bank shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

The receipt of the documents required by this Article VII by UJB shall in no way constitute a waiver by UJB of any of the provisions of or its rights under this Agreement.

                                  ARTICLE VIII.

                CONDITIONS PRECEDENT TO THE OBLIGATION OF SUMMIT

         The obligation of Summit to consummate the Merger is subject to the satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Summit in writing:

         Section 8.01. No Adverse Changes. During the period from December 31, 1994 to the Closing Date there shall not have been any UJB Material Adverse Change.

         Section 8.02. Representations and Covenants.

         (a) Except with respect to matters resulting from transactions specifically contemplated by this Agreement, all representations and warranties made by UJB in this Agreement shall be true and correct in all material respects on the date of this Agreement and, in all material respects, on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date. The condition in this Section 8.02(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct shall constitute, individually or in the aggregate, a UJB Material Adverse Change or have a material adverse impact upon the consummation of the Merger and related transactions.

         (b) UJB shall have complied in all material respects with all covenants and agreements contained herein required to be performed by UJB on or before the Closing Date.

         (c) The following transactions, and actions reasonably necessary or appropriate in connection therewith, are specifically permitted by this
Agreement:

         (i) All actions necessary to consummate the merger and related transactions contemplated by the Flemington Agreement;

         (ii) The entry by UJB after the date hereof and prior to the Effective Time into any agreement to acquire or merge with any company or other entity, provided, however, that UJB shall not be permitted to enter into agreements to make acquisitions of companies or other entities or engage in mergers which are reasonably likely, as of the respective dates of such agreements, to result in the issuance of consideration by UJB and its subsidiaries of more than $200 million in any one transaction or $300 million in all transactions (excluding the Flemington Agreement), without the prior written agreement of the President and Chief Executive Officer of Summit; and

         (iii) The issuance by UJB of up to $550 million in the aggregate of debt and equity, which shall be in addition to the consideration permitted to be issued in transactions referred to in Sections 8.02(c)(i) and (ii) above; the issuance by UJB of Series R Preferred Stock pursuant to UJB's Shareholder Rights Plan; and the redemption or repurchase at market prices by UJB (subject to Section 5.13) of UJB Stock, Series B Adjustable Rate Cumulative Preferred Stock, the Rights attached to UJB Stock, or the Series R Preferred Stock issuable pursuant to UJB's Shareholder Rights Plan.

         Section 8.03. Secretary's Certificate. UJB shall have furnished to Summit a certificate signed by the Secretary of UJB and dated the Closing Date, certifying to the satisfaction of the condition set forth at Section 6.05 and at
Section 6.06 as it relates to UJB and to the effectiveness of all resolutions adopted by the Board of Directors (including committees thereof) and shareholders of UJB relating to this Agreement and the Merger and related transactions, a copy of which resolutions shall be attached to such certificate.

         Section 8.04. Officer's Certificate. UJB shall have furnished to Summit a certificate signed by the Chairman, a Vice Chairman, or the President of UJB, dated the Closing Date, certifying to the satisfaction of the conditions set forth at Sections 6.01, 6.02, 6.03 (last paragraph) and 6.04, as they relate to UJB, and at Sections 8.01, 8.02 and 8.07.

         Section 8.05. Opinion of UJB's Counsel. Summit shall have received an opinion of the General Counsel of UJB, dated the Closing Date and reasonably satisfactory in form and substance to counsel for Summit, substantially to the effect provided in Exhibit E.

         Section 8.06. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to Summit, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

         Section 8.07. Absence of Regulatory Agreements. Neither UJB nor any of its bank subsidiaries shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of UJB's business or has a material adverse effect upon the Merger or upon the financial condition of UJB and its subsidiaries taken as a whole, and neither UJB nor any of its bank subsidiaries shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

The receipt of the documents required by this Article VIII by Summit shall in no way constitute a waiver by Summit of any of the provisions of or its rights under this Agreement.

         Section 8.08. Employment Agreement. UJB and Robert G. Cox shall each have executed an employment agreement employing Robert G. Cox as President of the Surviving Corporation, in the form attached hereto as Exhibit F, provided he is able to serve.

                                   ARTICLE IX.

                           CLOSING; TERMINATION RIGHTS


         Section 9.01. Closing. Unless a different place and time are agreed to by the parties hereto, the closing of the Merger ("Closing") shall take place on a date determined by UJB on at least five business days notice (the "Closing Notice") given to Summit, at the office of UJB, 301 Carnegie Center, Princeton, New Jersey, commencing at 10:00 a.m., which date shall be after, but not later than 40 days after, the last to occur of the following:

         (a) the date the Merger has been approved by the shareholders of both Summit and UJB in accordance with, respectively, Section 4.03 and Section 5.03;

         (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding, the date that such proceeding has been brought to a conclusion favorable, in the judgment of UJB and Summit, to the consummation of the transactions contemplated herein or such prior date as UJB and Summit shall elect, whether or not such proceeding has been brought to a conclusion; or

         (c) the date all Required Consents have been received (and all waiting periods required by statute or incorporated into such Required Consents have expired).

Such date is sometimes referred to herein as the "Closing Date". At the Closing, the parties will exchange certificates, legal opinions and other documents for the purpose of determining whether the conditions precedent to the obligations of the parties set forth herein have been satisfied or waived. After all such conditions have been satisfied or waived, UJB shall cause the Certificate of Merger to be filed with the Office of the Secretary of State of the State of New Jersey in accordance with Section 1.06. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed so taken, executed and delivered simultaneously, and no proceedings shall be deemed taken or any documents executed or delivered until all have been taken, executed or delivered.

         Section 9.02. Termination Rights.

         (a) The Boards of Directors of Summit and UJB may terminate this Agreement by mutual consent at any time prior to the Effective Time.

         (b) If on the date the Closing must be held as determined by Section
9.01 all the conditions precedent to a party's obligation to close shall not have been met, the Board of Directors of such party may terminate this Agreement by giving written notice of such termination to the other party.

         (c) The Board of Directors of either party may terminate this Agreement in the event that:

         (i) the shareholders of Summit or UJB at the respective meetings of shareholders called for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, upon voting, shall have failed to approve such by the requisite vote;

         (ii) a material breach of a warranty or representation or covenant made by the other party shall have occurred and such breach has not been cured, or is not capable of being cured, within 30 days after written notice of the existence thereof shall have been given to the other party, which breach would give the nonbreaching party the right under
         Article VI, VII or VIII not to consummate the Merger;

         (iii) the Closing is not consummated on or before August 31, 1996, unless the failure of such occurrence shall be due solely to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date.

         (iv) the other party does not execute and deliver the Option Agreement in which it is the Issuer on September 11, 1995.

         (d) Upon a termination of this Agreement pursuant to this Section 9.02:
(i) the obligations of the parties under this Agreement (except for those under this Section 9.02 and Sections 4.13 and 5.11) shall terminate and be of no further force or effect, each party and it respective officers, directors and employees shall be mutually released and discharged from liability to the other party or to any third parties hereunder, and no party or its officers, directors or employees shall be liable to any other party for any costs or expenses paid or incurred in connection herewith, and (ii) the expenses incurred in connection with printing of the UJB Proxy Statement, the Summit Proxy-Prospectus and the Registration Statement, and the filing fees of the SEC and the New York Stock Exchange shall be borne equally by UJB and Summit; provided, however, that in the event of a termination, this Section 9.02(d) shall not be construed to relieve a breaching party from liability for any uncured willful breach of this Agreement which gave rise to such termination.

         (e) Notwithstanding any termination of this Agreement, (i) Summit shall indemnify and hold UJB harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with Summit and (ii) UJB shall indemnify and hold Summit harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with UJB.

         (f) Except as provided otherwise herein in the event of a termination of this Agreement, Summit and its subsidiaries shall bear their own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, provided, however, that UJB shall pay all printing and mailing expenses and filing fees associated with the Registration Statement, the Summit Proxy-Prospectus, the UJB Proxy Statement and regulatory applications.

                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.01. Press Releases. At all times until the Closing Date or the termination of this Agreement, each party shall promptly advise and consult with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement, or the transactions contemplated hereby.

         Section 10.02. Article and Section Headings. Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.03. Entire Agreement; Amendments. This Agreement, the Summit Schedules, the Post-Signing Disclosure List and the Exhibits hereto and thereto, if any, and the Option Agreements to be entered into by the parties hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or therein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby (or in the case of a termination occurring pursuant to Section 9.02 by the party exercising a right to terminate this Agreement). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof or thereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided in the instrument granting such waiver. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by the parties, except that, after the meetings described at Section 4.03 and 5.03 hereof, no such amendment or modification shall reduce the amount, or change the forms, of consideration to be received by the shareholders of Summit contemplated by this Agreement, unless such modification is submitted to a vote of the shareholders of Summit, or increase the amount of consideration to be paid by UJB unless such modification is submitted to a vote of the shareholders of UJB.

         Section 10.04. Survival of Representations, Warranties and Covenants. No investigation made by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those representations, covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         Section 10.05. Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given, unless otherwise specified in a particular provision of this Agreement, if placed in the mail, registered or certified, postage prepaid, or if delivered personally or by courier, receipt requested, or by facsimile transmission, receipt acknowledged addressed as follows:

         UJB                                       UJB Financial Corp.
                                                   Attn: John G. Collins
                                                   301 Carnegie Center
                                                   P.O. Box 2066
                                                   Princeton, NJ 08543-2066
                                                   Telephone No.:  609-987-3422
                                                   Facsimile No.:  609-987-3435

         With a copy to:                           Richard F. Ober, Jr., Esq.
                                                   UJB Financial Corp.
                                                   301 Carnegie Center
                                                   P.O. Box 2066
                                                   Princeton, NJ 08543-2066
                                                   Telephone No.:  609-987-3442
                                                   Facsimile No.:  609-987-3435

         Summit:                                   The Summit Bancorporation
                                                   Attn: Robert G. Cox
                                                   One Main Street
                                                   Chatham, NJ 07928
                                                   Telephone No.: 201-701-2505
                                                   Facsimile No.: 201-701-2520

         With a copy to:                           Charles R. Berman, Esq.
                                                   Bourne, Noll & Kenyon
                                                   382 Springfield Avenue
                                                   Springfield, NJ 07901
                                                   Telephone No.: 908-277-2200
                                                   Facsimile No.: 908-277-6808

or to such other address as such party may designate by notice to the others, which change of address shall be deemed to have been given upon receipt.

         A notice or other communication hereunder shall be deemed delivered (i) if mailed by certified or registered mail to the proper address, with adequate postage prepaid, on the fifth business day following posting or (ii) if delivered by other means, when received by the party to whom it is directed.

         Section 10.06. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

         Section 10.07. Counterparts. This Agreement is being executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         Section 10.08. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         Section 10.09. Extensions; Waivers and Consents. Either party hereto, by written instrument signed by its Chairman, Vice Chairman, President, or Chief Financial Officer, may extend the time for the performance of any of the obligations of the other party hereto, and may waive, at any time before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of Summit and UJB, subject to the provisions of Section 10.03 hereof: (i) any inaccuracies of the other party in the representations and warranties in this Agreement or any other document delivered pursuant hereto or thereto; (ii) compliance with any of the covenants or agreements of the other party contained in this Agreement; (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations hereunder or thereunder; and (iv) the satisfaction of any conditions to the obligations of the waiving party hereunder or thereunder. Any consent or approval of a party hereunder shall be effective only if signed by the Chairman, Vice Chairman, President or Chief Financial Officer of such party. Subject to
Section 10.03, no such instrument, consent or approval may modify the form or amount of consideration to be received by the shareholders of Summit.

         Section 10.10. Business Day. The term "business day" shall mean any day that is not a Saturday, Sunday or legal holiday in the State of New Jersey or a day on which banking institutions chartered or licensed by the State of New Jersey are obligated or authorized by law or executive order to close.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

       CORPORATE SEAL                   UJB FINANCIAL CORP.


Attest /s/ Richard F. Ober, Jr.         By /s/ T. Joseph Semrod
       -------------------------------     -------------------------------------
       Richard F. Ober, Jr.                T. Joseph Semrod
       Secretary                           Chairman of the Board, President

                                           and Chief Executive Officer


       CORPORATE SEAL                      THE SUMMIT BANCORPORATION


Attest /s/ John F. Kuntz                By /s/ Robert G. Cox
       -------------------------------     -------------------------------------
       John F. Kuntz                       Robert G. Cox
       Secretary                           President and Chief Executive Officer